As filed with the Securities and Exchange Commission on January 11 , 2010 .	Registration No. 0- 53726

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

---------------

AMENDMENT NO.  2 TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF
THE SECURITIES EXCHANGE ACT OF 1934

REDIRECT, INC.
(Exact name of R egistrant as specified in its charter)

Delaware	80-0425449
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)
1835 Arch Street -- Suite 1703 Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

570-677-6787
(Registrant's Telephone Number, Including Area Code)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer,"  "accelerated filer," and "smaller reporting company " in Rule 12b-2 of the Exchange Act. (Check one):

(Do not check if a smaller reporting company)
Large accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller Reporting Company	☐

Securities registered under Section 12 (b) of the Exchange Act:

Title of Each Class To Be So Registered	Name of Each Exchange on Which Each Class Is To Be Registered
None	None

Securities To Be Registered Pursuant to Section 12 (g) of the Exchange Act:
Common Stock, $0.01par value
(Title of Class)

ADDITIONAL INFORMATION

Statements contained in this Registration Statement regarding the contents of any contract or any other document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement.  As a result of this Registration Statement, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and, consequently, will be required to file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission, or SEC.  The Registration Statement, including exhibits, may be inspected without charge at the SEC's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 100 F Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees.  You may obtain information on the operation of the Public Reference Room by calling the SEC at l.800.SEC.0330.  The SEC maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with it.  The address of the SEC's Website is http://www.sec.gov.

ITEM 1.  DESCRIPTION OF BUSINESS

General

Redirect, Inc. (“Company”, “we”, “us”, “our”, etc.) was initially incorporated on July 20, 1998 in accordance with the laws of Delaware as Directrix Inc. (the “Predecessor”).  In 2008, we changed our corporate name to ReDirect, Inc.

The Company’s emergence from Chapter 11 of Title 11 of the United States Code on December 19, 2003 created the combination of a change in majority ownership and voting control, specifically loss of control by the then-existing stockholders, a court-approved reorganization and a reliable measure of the entity’s fair value resulting in a fresh start, creating, in substance, a new reporting entity.  Post-bankruptcy, we have had no significant assets, liabilities or operating activities.  Therefore, we, as a new reporting entity, qualify as a “development stage enterprise” as defined in Statement of Financial Accounting Standard No. 7 as amended, and  a shell company as defined in Rule 405 under the Securities Act of 1933 (the “Securities Act”), and Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”).

In accordance with the confirmed plan of reorganization, our current business plan is to seek and identify a privately-held operating company desiring to become a publicly held company by combining with us through a reverse merger or acquisition-type transaction.

Although we have limited assets and no operations, we believe we possess a stockholder base which will make us an attractive merger or acquisition candidate to an operating, privately-held company seeking to become publicly held.

While there is no assurance of sufficient funds being available, it is expected that the three (3) directors, individually or collectively, together with the Company’s major shareholders, are expected to fund as needed such search for a merger or acquisition candidate.  More specifically, pending the contemplated reverse merger or acquisition, the directors, officers and major shareholders have agreed among themselves to advance up to $100,000 which funding will be used mainly to compensate lawyers and accountants to better assure the Company will maintain its current status and help achieve its merger or acquisition objective.

Our principal office is located at 1835 Arch Street – Suite 1703, Philadelphia, Pennsylvania 19103, and our telephone number is 570-677-6787.

Background

Predecessor was a provider of network origination and digital video asset management and distribution services, catering primarily to the entertainment industry.  Through its facilities and processes, Predecessor able to provide an end-to-end solution for the production of entertainment content, conversion into digital video assets and the management and distribution of those digital video assets.

Predecessor had four distinct service areas:  (1) Network Origination and Studio Services; (2) Digital Video Asset Management Services; (3) Live and On demand broadcast quality video streaming; and (4) Consulting Services.  Accordingly, Predecessor could control the process from the content creation/production phase through distribution and exploitation.  Predecessor’s services were not tied to any particular technology and could employ whatever technology and/or processes was specified by their customers and/or would be developed in future periods.  Further, Predecessor established “The Directrix Network”, an intelligent delivery service for media-rich Internet content leveraged by Akamai Technologies' FreeFlow, FreeFlow Streaming and EdgeSuite services.  We believe that Predecessor, prior to the events outlined below, was a leading provider of these Internet distribution technologies and traffic management tools to the adult entertainment industry.

Predecessor was originally a wholly-owned subsidiary of Spice Entertainment Companies, Inc. ("Spice") and pro vided network origination and technical services for Spice's adult entertainment broadcast networks.  These services were then offered to third parties including Emerald Media, Inc. ("EMI"), an operator of explicit C-band adult television networks.

Predecessor became a stand-alone company after its March 15, 1999 merger ("Playboy Merger”) of Spice into Playboy Enterprises Group, Inc. ("Playboy") when our stock was distributed to the former Spice stockholders as part of the merger consideration on the basis of one share of Predecessor’s common stock for eight shares of Spice common stock.  As part of the Playboy Merger, Spice contributed certain assets to Predecessor, including its New York City-based master control and playback facility and 173,784 shares of Playboy stock with a market value at the time of the transaction of approximately $4.5 million.  Spice also assigned all of its technical service agreements to Predecessor and we entered into services agreements with Playboy and Califa Entertainment Group, Inc. ("Califa") to provide network origination and uplink services for the television networks acquired from Spice as part of the Merger.  Predecessor also assumed Spice's transponder agreements with Loral Skynet ("Loral") for four C-Band transponders.  In September 1999, Predecessor relocated the master control and playback facility from New York City to Northvale, New Jersey.  In May 2001, we terminated our transponder service agreements with Loral, EMI shut down their networks and we transferred our other transponder services customers to Loral and withdrew from the business of directly providing transponder services. We negotiated a settlement for our receivable with Loral, upon the execution of formal documentation and consummation of the Playboy Transaction (as more fully explained in the next paragraph), and as part of this transaction, restructured our capital structure.  The Loral transaction and the associated restructuring are described more fully below.

Predecessor’s service agreements with Playboy were to expire on March 15, 2001.  During the negotiations, to secure an extension and expansion of Playboy's service agreements, we agreed to establish a network origination, studio services and uplink facility in Los Angeles with Playboy as the facility's anchor tenant and primary customer.  To that end, a suitable property was located and our Predecessor and Playboy entered into a February 26, 2001 letter of intent ("Playboy LOI") whereby Playboy agreed to become the anchor tenant of the proposed new L.A. facility and upon the planned acquisition of such facility, agreed to enter into a multi-year master services agreement for network origination and studio services for Playboy's networks and original productions. In connection with the proposed transaction with Playboy, Predecessor entered into a three party letter of intent with Kingston Investors Corp. ("Kingston") and Playboy.  As per terms of the three party letter of intent, Kingston agreed to purchase and improve the property. Kingston and Predecessor negotiated a 15 year triple net lease of the property from which Predecessor subleased a portion of the facility to Playboy under a 15 year triple net lease and also entered into a 15 year Master Services Agreement for the technical services described above (collectively, the "Playboy Transaction").

In May 2001, EMI shut down its networks, and sold its customer list to its largest competitor, a wholly-owned subsidiary of New Frontier Broadcasting, for $500,000 in cash and $250,000 of New Frontier stock.  Predecessor entered into an agreement with EMI that provided for the cancellation of its option to acquire the network business or stock of EMI (the "EMI Option") and for the settlement of an outstanding EMI trade account receivable (which amounted to approximately $600,000 at March 31, 2001).  As per terms of this agreement, on May 1, 2001, Predecessor forgave its rights to the EMI Option and EMI agreed to transfer both the cash and stock proceeds from the sale of its customer list to our Predecessor as settlement of the EMI trade account receivable.

In May 2001, Predecessor terminated its Transponder Agreement and transitioned its transponder services customers to Loral.  Loral agreed to extinguish its trade account receivable and an applicable early termination charge, both of which aggregated approximately $11 million at the transaction date in exchange for (i) the issuance to Loral of a $1.65 million note under a credit facility as discussed in the following paragraph and (ii) Predecessor’s issuance of $3.0 million face amount of a new series of junior preferred stock convertible at $3.00 per share and bearing a 6% pay-in-kind (“PIK”) dividend payable in Predecessor’s common stock and a five-year war-rant to acquire 200,000 shares at an exercise price of $3.00 per share.

In July 2001, Predecessor negotiated a restructuring of its outstanding credit facility.  Under the agreement, the holders of the credit facility agreed to (i) extend the maturity date until March 31, 2003, (ii) permit Predecessor to PIK the interest payment and (iii) waive the violation of and eliminate stockholders' equity covenant and replace it with an annual covenant commencing with the fiscal year ending March 31, 2002 (requiring that our Predecessor not allow its stockholders' deficit to exceed $5.0 million).  In consideration of the foregoing, Predecessor agreed to issue the holders of the credit facility, excluding two executive officers of Predecessor (Messers. Faherty and McDonald) and Loral, warrants to acquire 125,000 shares of Predecessor’s common stock at an exercise price of $3.00 per share.  Messrs. Faherty and McDonald agreed to the cancellation of their portion of the notes issued under the credit facility (which aggregated approximately $1.65 million at March 31, 2001).  In consideration thereof, Predecessor issued approximately $1.65 million face amount of a new series of senior preferred and warrants to acquire 200,000 shares of Predecessor’s common stock.  The senior preferred had the same terms as the junior preferred issued to Loral except that (i) the senior preferred had priority over the Loral preferred on liquidation, (ii) the conversion price was $1.50 per share, (iii) the holders had the right to appoint two members to Predecessor’s Board of Directors and (iv) the holders had voting rights as if their preferred stock had been converted into common stock.  The warrants had an exercise price of $3.00 per share and were exercisable for up to five years from issuance.

In connection with the proposed transaction with Playboy, Predecessor entered into a three party letter of intent with Kingston and Playboy, under which Kingston agreed to purchase the building, make necessary improvements to the property and enter into a triple net lease of the property with Predecessor for fifteen years.  The purchase and sale agreement for the property was executed on March 30, 2001, and a closing date of late July or early August 2001 was anticipated.

Our Predecessor, concurrent with the above transactions, received a notice of default from Akamai, Inc. (“Akamai”) for amounts owed under the Amended and Restated Akamai Reseller Agreement dated August 15, 2000.  Predecessor contested the default notice as to the amount owed and asserted that Akamai has failed to fulfill its commitments to it.

In July 2001, Playboy exercised its option to acquire the networks operated by Califa, Inc. (“Califa”) and VOD, Inc. ("VODI"), a Califa affiliate.  Predecessor negotiated with Playboy to combine the service agreements for the Califa - VODI networks with the service agreements for the Playboy networks.

In May 2001, Predecessor was named as a defendant in an action brought by Logix Development Corporation ("Logix") in the Los Angeles County Superior Court (Logix, et. al. v. Emerald Media, Inc., et. al., Case No. BC250732).  Logix also named as defendants in the action Spice Entertainment Companies, Inc. (“Spice”) and New Frontier Media, Inc.  The suit arises out of EMI's sale of its customer list to a wholly-owned subsidiary of New Frontier and alleges, among other things, that the sale was in derogation of Logix' rights to the customer list and that Predecessor failed to honor the obligation to continue to provide certain transponder and playback services to Logix, which obligation Predecessor had assumed as part of the Playboy merger.  The suit alleged breach of contract, fraud and negligent misrepresentation and sought damages in excess of $10 million.  Predecessor was obligated to defend the suit on behalf of Spice which had become a wholly-owned subsidiary of Playboy.  This litigation and any potential effects against Predecessor was terminated by the Bankruptcy Court pursuant to our Plan of Reorganization, as discussed below.

On May 9, 2002, Playboy delivered written notice to Predecessor that it was exercising its right to terminate the Master Services Agreement between the parties as a result of an April 26, 2002 outage in Predecessor’s provision of network origination services.  Playboy also notified Predecessor that, as a result of the alleged default under the Master Services Agreement, it was also terminating the Sublease between the parties for a portion of the facility located at 3030 Andrita Street, Los Angeles, California.  Playboy secured an alternate network origination service provider who began providing services promptly following delivery of the termination notice.  Playboy removed its personal property (which consisted of videotapes of its programming content and certain technical equipment) from all Predecessor’s facilities concurrent with the termination notice.  Predecessor disputed Playboy's right to terminate the Master Services Agreement and believed Playboy acted in bad faith while irreparably damaging Predecessor’s business.  Predecessor pursued actions, including litigation, against Playboy and other pertinent parties and explored options which included filing a petition for protection under the U. S. Bankruptcy Code.

On May 31, 2002, Predecessor and a wholly-owned subsidiary of Predecessor (Debtors) separately filed voluntary petitions for relief under Chapter 11 of Title 11 of the U. S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") (Case Nos. 02-12686 (ALG) and 02-12687(ALG)).  The Debtors continued to manage their properties and operate their businesses as "debtors-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the U. S. Bankruptcy Code.  Further, on May 31, 2002, the Debtors secured a commitment for up to $500,000 of debtor-in-possession (“DIP”) financing with the approval of the Bankruptcy Court.

On September 26, 2002, Predecessor filed a lawsuit (the “Playboy Litigation”) against Playboy in the Bankruptcy Court seeking damages arising out of, among other things, Playboy's improper termination of the Master Services Agreement with Predecessor.  As a consequence of that termination, Predecessor claimed that it was denied its contractual right to develop and operate a 109,000 square foot Los Angeles based teleport, master control and soundstage facility, thereby causing Predecessor to incur substantial damages.  Predecessor also sought damages arising out of Playboy's separate breach of an explicit rights agreement between the parties.  As a consequence of that breach, the Complaint alleged Predecessor was denied its contractual right to exploit licenses to various adult entertainment films.  The Complaint set forth three separate counts for relief.  Each of the first and second counts sought compensatory damages in the amount of at least $6 million arising out of Playboy's breach of the Master Services Agreement and the third count sought compensatory damages in the amount of at least $5 million arising out Playboy's separate breach of the explicit rights agreement.

On October 2, 2002, the Bankruptcy Court approved an Order filed by Predecessor, as debtor-in-possession, to appoint Joseph Finn Co. Inc. (the "Auctioneer") to conduct an auction of certain of  Predecessor’s machinery and equipment which represented a significant portion of Predecessor’s assets and included broadcast and network origination equipment which was no longer required due to the May 9, 2002 termination by Playboy of the Master Services Agreement, as previously discussed.  Predecessor retained certain office fixtures, furniture and equipment and technical equipment to provide video encoding services as well as its library of rights in adult films.

As a result of the termination of the Master Services Agreement with Playboy, Predecessor's sole ongoing business was providing video on demand encoding services for Showtime Networks, Inc. on a month-to-month basis.  However, Showtime then informed Predecessor in early September 2002 that it would be handling this function in-house.  Debtor sought new encoding customers but was unable to secure any meaningful business.  As a consequence, Predecessor terminated all employees and essentially ceased operations.  Also, during this time period, Predecessor attempted to exploit its library of intellectual property rights in adult films with limited success.

On November 15, 2002, Playboy filed an answer denying Predecessor’s allegations in the Playboy Litigation and filed counterclaims against Predecessor seeking damages in connection with the Sublease Agreement and Master Services Agreement.  On January 7, 2003, Predecessor moved to dismiss one of Playboy’s counterclaims.  On May 15, 2003, Playboy filed an amended answer and counterclaims.  On July 30, 2003, Predecessor  moved to dismiss one of Playboy’s  amended counterclaims and, on October 20, 2003, the Court denied Predecessor’s motion.

In January 2007, Predecessor and Playboy agreed in principle to a settlement and release of the claims between them.  Under the settlement, which was subject to the approval of the Bankruptcy Court, Playboy agreed to pay Predecessor’s creditor’s trust (described below) a payment in the amount of $1.8 million (which amount was paid to Predecessor’s creditor’s trust in 2007).

Bankruptcy Filing

As noted above, on May 31, 2002, Predecessor and a wholly-owned subsidiary of Predecessor (Debtors) separately filed voluntary petitions for relief under Chapter 11 of Title 11 of the U. S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") (Case Nos. 02-12686 (ALG) and 02-12687(ALG)).  The Debtors continued to manage their properties and operate their businesses as "debtors-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the U. S. Bankruptcy Code.  Further, on May 31, 2002, the Debtors secured a commitment for up to $500,000 of debtor-in-possession (“DIP”) financing with the approval of the Bankruptcy Court.

On or about December 19, 2003, the Court signed an order (the “Confirmation Order”) confirming Predecessor’s Modified Plan of Reorganization (the “Modified Plan”).  Pursuant to the Confirmation Order and the Modified Plan, a creditor’s trust (the “Trust”) was established for the benefit of Predecessor’s creditors.   Virtually all of Predecessor’s assets, liabilities and other claims against our Predecessor were combined and assigned to the trust.  The principal asset of the creditor’s trust was the previously discussed Playboy Litigation.

From the commencement of the bankruptcy proceedings through December 19, 2003 (the effective date of the plan of reorganization), all secured claims and/or administrative claims during this period were satisfied through either direct payment or negotiation.  Neither the Company nor its Predecessor had any control over or rights to any properties assigned to the creditor’s trust.

When the bankrup t cy was confirmed in 2003, it triggered the settlement ground rules and set the number of shares to be issued subject to the outcome of the Play Litigation.  The Trust was not affiliated with Predecessor or the Company’s principals, instead established by the Bankruptcy Court for ease of administration and in view of the uncertainty of time as to how long the litigation would take.  The Trust continued  in existence until final settlement of the Playboy Litigation.  At that time, the physical distribution of shares to the unsecured creditors was effected, following which the Trust was dissolved.

The Modified Plan provided that certain identified claimants as well as unsecured creditors, in accordance with the allocation provisions of the Plan, including the Company’s new controlling stockholders, would receive “new” shares of the Company’s post-reorganization common stock, pursuant to Section 1145(a) of the Bankruptcy Code.

As a result of the Modified Plan’s approval, all liens, security interests, encumbrances and other interests, as defined in the Plan of Reorganization, attach to the creditor’s trust.  Specific injunctions prohibit any of these claims from being asserted against the Company.

The cancellation of all existing shares at the date of the bankruptcy filing and the issuance of “new” shares of the reorganized entity caused an issuance of shares of common stock and a related change of control of the Company with more than 50% of the “new” shares being held by persons and/or entities which were not pre-bankruptcy stockholders.  Accordingly, per American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, the Company adopted “fresh-start” accounting as of the bankruptcy discharge date whereby all continuing assets and liabilities of the Company were restated to the fair market value.

As of December 19, 2003, by virtue of the Modified Plan, the only assets of the Company was approximately $5,000 in cash due from the Bankruptcy Estate, certain broadcast rights owned and controlled by a former creditor of the Company and SXTV®, a registered mark owned by Predecessor, pre-bankruptcy, that was used as the name of a C-Band network.

Although the Modified Plan was approved on December 19, 2003, the Bankruptcy Court administering the bankruptcy proceedings retained control of the liquidating trust through the 2007 settlement of the Playboy Litigation.  On March 5, 2008, after settlement of the Playboy Litigation, the Bankruptcy Court issued an Order Authorizing Distribution of approximately $1,644,000 to Predecessor’s DIP Lenders.  The balance of the liquidating trust’s assets were used to satisfy administrative claims with an aggregate of approximately $21,000 distributed to the Predecessor’s unsecured creditors.

On October 6, 2008, the Bankruptcy Court issued an Order Authorizing Distribution, 2,000,010 Company common shares, previously approved to be issued on December 19, 2003, were distributed to approximately 8 previously secured and approximately 133 unsecured creditors.  This action effectively terminated the creditor’s trust and closed the bankruptcy action.

Business Plan

Our current business plan (the “Plan”) is to seek and identify a privately-held operating company desiring to become a publicly held company by combining with us through a reverse merger or acquisition type transaction.

J. Roger Faherty is our sole officer and one of three directors of the Company.  Mr. Faherty was also an officer of our Predecessor and a participant in the DIP financing of Predecessor during the settlement of the Playboy Litigation.  Mr. Faherty will be principally responsible for implementation of our business plan, namely investigating proposed business combination opportunities.  However, we believe that business opportunities may also come to our attention from various sources, including board members, professional advisors such as attorneys, and accountants, securities broker-dealers, venture capitalists, members of the financial community and others who may present unsolicited proposals.  No direct discussions regarding the possibility of merger are expected to occur until after the effective date of this Registration Statement.  No assurance can be given that we will be successful in finding or acquiring a desirable business opportunity, given the limited funds that are expected to be available for acquisitions.  Furthermore, no assurance can be given that any acquisition which might occur, will be on terms that are favorable to the Company or its current stockholders.  We have no plan, understanding, agreements or commitments with any individual for such person to act as a finder of opportunities for us.  Similarly, there are no discussions or information shared with any party concerning a merger or similar transaction.

Upon the effectiveness of this Registration Statement, we may be referred to as a reporting shell corporation.  Shell corporations have zero or nominal assets and typically no stated or contingent liabilities.  Private companies wishing to become publicly trading may wish to merge with a shell (a reverse merger or reverse acquisition) whereby the shareholders of the private company become the majority of the shareholders of the combined company.  The private company may purchase for cash all or a portion of the common shares of the shell corporation from its major stockholders.  The Board and officers of the private company are expected to become the new Board and officers of the combined entity and the name of the private company is likely to become the name of the combined entity.

While there is no assurance of sufficient funds being available, it is expected that the three (3) directors, individually or collectively, together with the Company’s major shareholders, are expected to fund as needed such search for a merger or acquisition candidate.  More specifically, pending the contemplated reverse merger or acquisition, the directors, officers and major shareholders have agreed among themselves to advance up to $100,000 which funding will be used mainly to compensate lawyers and accountants to better assure the Company will maintain its current status and help achieve its merger or acquisition objective.

We have very limited capital, and it is unlikely that we will be able to take advantage of more than one such business opportunity.  We intend to seek opportunities demonstrating the potential of long-term growth as opposed to short-term earnings.  However, at the present time, we have not identified any business opportunity or target that we plan to pursue, nor have we reached any agreement or definitive understanding with any person concerning an acquisition.

The Company’s search will be directed toward small and medium-sized enterprises, which have a desire to become public corporations.  In addition, these enterprises may wish to satisfy, either currently or in the reasonably near future, the minimum tangible asset requirement in order to qualify shares for trading on NASDAQ or on an exchange such as the American Stock Exchange.  We anticipate that the business opportunities presented to it will (i) either be in the process of formation, or be recently organized with limited operating history or a history of losses attributable to under-capitalization or other factors; (ii) experiencing financial or operating difficulties; (iii) be in need of funds to develop new products or services or to expand into a new market, or have plans for rapid expansion through acquisition of competing businesses; (iv) or other similar characteristics.  We intend to concentrate our acquisition efforts on properties or businesses that it believes to be undervalued or that it believes may realize a substantial benefit from being publicly owned.  Given the above factors, investors should expect that any acquisition candidate may have little or no operating history, or a history of losses or low profitability.

We do not propose to restrict its search for investment opportunities to any particular geographical area or industry, and may, therefore, engage in essentially any business, to the extent of its limited resources.  These include industries such as service, finance, natural resources, manufacturing, high technology, product development, medical, communications and others.  Our discretion in the selection of business opportunities is unrestricted, subject to the availability of such opportunities, economic conditions and other relevant factors.

As a consequence of registration of our securities under the Exchange Act pursuant to this Form 10, any entity which has an interest in being acquired by, or merging into, the Company, is expected to desire to become a public company and establish a public trading market for its securities.  In connection with such a merger or acquisition, it is highly likely that an amount of stock constituting control of the Company would either be issued by the Company or be purchased from the current principal stockholders of the Company by the acquiring entity or its affiliates.  If stock is purchased from the current principal stockholders, the transaction is likely to result in substantial gains to the current principal stockholders relative to their purchase price for such stock.
There is a theoretical possibility that the Company could issue shares for purchase by the private merger acquisition candidate.  However, given the significant dilution that would result under such a scenario, management has no current intention to pursue or accept, if offered, such transaction structure.

Similarly, there is a theoretical possibility that any offer from the merger or acquisition candidate might be made only to the Company’s directors and major shareholders.  However, given the inequitable impact on smaller shareholders that would result under such a scenario, management has no current intention to pursue or accept, if offered, such transaction structure.  In any event, in management’s experience, the acquiring entity would want to obtain control of the Company and, therefore, would not want to have a minority interest outstanding.

In the Company’s judgment, none of the officers and directors, through their pursuit of a merger or acquisition candidate , would become an underwriter within the meaning of the Section 2(11) of the Securities Act of 1933, as amended, as long as the transaction is a private transaction rather than a public distribution of securities.   The merger or acquisition will be so structured.  Very specifically, the sale of a controlling interest by certain principal shareholders of the Company would occur at a time when minority stockholders are unable to sell their shares because of the lack of a public market for such shares.

Depending upon the nature of the transaction, the current officers and directors of the Company may resign their management and board positions with the Company in connection with a change of control or acquisition of a business opportunity.  In the event of such a resignation, the Company’s current management would thereafter have no control over the conduct of the Company’s business.

It is anticipated that business opportunities will come to the Company’s attention from various sources, including its officers and directors, its other stockholders, professional advisors such as attorneys and accountants, securities broker-dealers, venture capitalists, members of the financial community, and others who may present unsolicited proposals. The Company has no plan, understandings, agreements or commitments with any individual for such person to act as a finder of opportunities for the Company.

We do not foresee that we will enter into a merger or acquisition transaction with any business with which its officers or directors are currently affiliated.  Should the Company determine in the future, contrary to the forgoing expectations, that a transaction with an affiliate would be in the best interests of the Company and its stockholders, the Company is, in general, permitted by Delaware law to enter into a transaction if: (i) the material facts as to the relationship or interest of the affiliate and as to the contract or transaction are disclosed or are known to the Board of Directors, and the Board in good faith authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; (ii) or the material facts as to the relationship or interest of the affiliate and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically authorized, approved or ratified in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board of Directors or the stockholders.

Investigation and Selection of Business Opportunities

To a large extent, a decision to participate in a specific business opportunity may be made upon management’s analysis of, among other considerations, the quality of the other companies’ management and personnel, the anticipated acceptability of new products or marketing concepts, the merit of technological changes, the perceived benefit the business opportunity will derive from becoming a publicly held entity and numerous other factors which are difficult, if not impossible, to analyze through the application of any objective criteria.  In many instances, it is anticipated that the historical operations of a specific business opportunity may not necessarily be indicative of the potential for the future because of a variety of factors, including, but not limited to, the possible need to expand substantially, shift marketing approaches, change product emphasis, change or substantially augment management and/or raise capital.

It is anticipated that the Company will not be able to diversify, but will essentially be limited to the acquisition of one business opportunity because of the Company’s limited financing.  This lack of diversification will not permit the Company to offset potential losses from one business opportunity against profits from another, and should be considered an adverse factor affecting any decision to purchase the Company’s securities.

Certain types of business acquisition transactions may be completed without any requirement that the Company first submit the transaction to the stockholders for their approval.  In the event the proposed transaction is structured in such a fashion that stockholder approval is not required, holders of the Company’s securities (other than principal stockholders holding a controlling interest) should not anticipate that they will be provided with financial statements or any other documentation prior to the completion of the transaction.  Other types of transactions require prior approval of the stockholders.

In the event a proposed business combination or business acquisition transaction is structured in such a fashion that prior stockholder approval is necessary, the Company will be required to prepare a Proxy or Information Statement describing the proposed transaction, file it with the Securities and Exchange Commission for review and approval and mail a copy of it to all Company stockholders prior to holding a stockholders meeting for purposes of voting on the proposal.  Minority shareholders that do not vote in favor of a proposed transaction will then have the right, in the event the transaction is approved by the required number of stockholders, to exercise statutory dissenter’s rights and elect to be paid the fair value of their shares.

The analysis of business opportunities will be undertaken by or under the supervision of the Company’s officers and directors, none of whom are professional business analysts (See “Management”).  Although there are no current plans to do so, Company management might hire an outside consultant to assist in the investigation and selection of business opportunities, and might pay a finder’s fee.  Since Company management has no current plans to use any outside consultants or advisors to assist in the investigation and selection of business opportunities, no policies have been adopted regarding use of such consultants or advisors, the criteria to be used in selecting such consultants or advisors, the services to be provided, the term of service or the total amount of fees that may be paid.  However, because of the limited resources of the Company, it is likely that any such fee the Company agrees to pay would be paid in stock and not in cash.

Otherwise, in analyzing potential business opportunities, Company management anticipates that it will consider, among other things, the following factors:

•	Potential for growth and profitability indicated by new technology, anticipated market expansion or new products;
•	The Company’s perception of how any particular business opportunity will be received by the investment community and by the Company’s stockholders;
•
Whether, following the business combination, the financial condition of the business opportunity would be, or would have a significant prospect in the foreseeable future of becoming, sufficient to enable the securities of the Company to qualify for listing on an exchange or on a national automated securities quotation system, such as NASDAQ, so as to permit the trading of such securities to be exempt from the requirements of Rule 15g-9 adopted by the Securities and Exchange Commission. (See “Risk Factors  The Company  Regulations of Penny Stocks.”)

•
Capital requirements and anticipated availability of required funds, to be provided by the Company or from operations, through the sale of additional securities, through joint ventures or similar arrangements or from other sources;

•	The extent to which the business opportunity can be advanced;
•	Competitive position as compared to other companies of similar size and experience within the industry segment as well as within the industry as a whole;
•	Strength and diversity of existing management or management prospects that are scheduled for recruitment;
•	The cost of participation by the Company as compared to the perceived tangible and intangible values and potential; and
•	The accessibility of required management expertise, personnel, raw materials, services, professional assistance and other required items.

Because of our limited capital available for investigation and our dependence upon Mr. Faherty, we may not discover or evaluate adverse facts about the business opportunity being considered.

In regard to the possibility that the shares of the Company would qualify for listing on NASDAQ, the current standards for initial listing include, among other requirements, that the Company (1) have net tangible assets of at least $4.0 million; a market capitalization of $50.0 million; or net income of not less that $0.75 million in its latest fiscal year or in two of the last three fiscal years; (2) have a public float (i.e., shares that are not held by any officer, director or 10% stockholder) of at least 1.0 million shares; (3) have a minimum bid price of at least $4.00; (4) have at least 300 round lot stockholders (i.e., stockholders who own not less than 100 shares); and (5) have an operating history of at least one year or have a market capitalization of at least $50.0 million.  Many, and perhaps most, of the business opportunities that might be potential candidates for a combination with the Company would not satisfy the NASDAQ listing criteria.

No one of the factors described above will be controlling in the selection of a business opportunity, and management will attempt to analyze all factors appropriate to each opportunity and make a determination based upon reasonable investigative measures and available data.  Potentially available business opportunities may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex.  Potential investors must recognize that, because of the Company’s limited capital available for investigation and management’s limited experience in business analysis, the Company may not discover or adequately evaluate adverse facts about the opportunity to be acquired.

The Company is unable to predict when it may participate in a business opportunity.  It expects, however, that the analysis of specific proposals and the selection of a business opportunity may take several months or more.

Prior to making a decision to participate in a business opportunity, the Company will generally request that it be provided with, but not necessarily limited to, written materials regarding the business opportunity containing as much relevant information as possible, including, but not limited to, such items as a description of products, services and Company history; management resumes; financial information; available projections, with related assumptions upon which they are based; an explanation of proprietary products and services; evidence of existing patents, trademarks or service marks, or rights thereto; present and proposed forms of compensation to management; a description of transactions between such Company and its affiliates during the relevant periods; a description of present and required facilities; an analysis of risks and competitive conditions; a financial plan of operation and estimated capital requirements; and audited financial statements or, if they are not available, unaudited financial statements, together with reasonable assurance that audited financial statements would be able to be produced within a reasonable period of time not to exceed 60 days following completion of a merger or acquisition transaction.

As part of the Company’s investigation, the Company’s executive officers and directors may meet personally with management and key personnel, may visit and inspect material facilities, obtain independent analysis or verification of certain information provided, check references of management and key personnel and take other reasonable investigative measures, to the extent of the Company’s limited financial resources and management expertise.

It is possible that the range of business opportunities that might be available for consideration by the Company could be limited by the impact of Securities and Exchange Commission regulations regarding purchase and sale of penny stocks.  The regulations would affect, and possibly impair, any market that might develop in the Company’s securities until such time as they qualify for listing on NASDAQ or on an exchange which would make them exempt from applicability of the penny stock regulations.  (See “Risk Factors: Regulation of Penny Stocks.”)

We believe that various types of potential candidates might find a business combination with us to be attractive.  These include candidates desiring to create a public market for their securities in order to enhance liquidity for current stockholders, candidates which have long-term plans for raising capital through the public sale of securities and believe that the prior existence of a public market for their securities would be beneficial and candidates which plan to acquire additional assets through issuance of securities rather than for cash and believe that the development of a public market for their securities will be of assistance in that process.  Companies which have a need for an immediate cash infusion are not likely to find a potential business combination with us to be a prudent business transaction alternative.

Form of Acquisition

It is impossible to predict the manner in which the Company may participate in a business opportunity.  Specific business opportunities will be reviewed as well as the respective needs and desires of the Company and the promoters of the opportunity and, upon the basis of the review and the relative negotiating strength of the Company and such promoters, the legal structure or method deemed by management to be suitable will be selected.  Such structure may include, but is not limited to leases, purchase and sale agreements, licenses, joint ventures and other contractual arrangements.  The Company may act directly or indirectly through an interest in a partnership, corporation or other form of organization.  Implementing such structure may require the merger, consolidation or reorganization of the Company with other corporations or forms of business organization.  In addition, the present management and stockholders of the Company most likely will not have control of a majority of the voting stock of the Company following a merger or reorganization transaction.  As part of such a transaction, the Company’s existing directors may resign and new directors may be appointed without any vote by stockholders.

It is likely that the Company will acquire its participation in a business opportunity through the issuance of common stock or other securities of the Company.  Although the terms of any such transaction cannot be predicted, it should be noted that in certain circumstances the criteria for determining whether or not an acquisition is a so-called B tax-free reorganization under the Internal Revenue Code of 1986 as amended, depends upon the issuance to the stockholders of the acquired Company of a controlling interest (i.e., 80% or more) of the common stock of the combined entities immediately following the reorganization.  If a transaction were structured to take advantage of these provisions rather than other a tax-free provisions provided under the Internal Revenue Code, the Company’s current stockholders would retain in the aggregate 20% or less of the total issued and outstanding shares.  This could result in substantial additional dilution in the equity of those who were stockholders of the Company prior to such reorganization.  Any such issuance of additional shares might also be done simultaneously with a sale or transfer of shares representing a controlling interest in the Company by the current officers, directors and principal stockholders.

It is anticipated that any new securities issued in any reorganization would be issued in reliance upon one or more exemptions from registration under applicable federal and state securities laws to the extent that such exemptions are available.  In some circumstances, however, as a negotiated element of the transaction, the Company may agree to register such securities under the Securities Act either at the time the transaction is consummated or under certain conditions at specified times thereafter.  The issuance of substantial additional securities and their potential sale into any trading market that might develop in the Company’s securities may have a depressive effect upon such market.

The Company will participate in a business opportunity only after the negotiation and execution of a written agreement.  Although the terms of such agreement cannot be predicted, generally such an agreement would require specific representations and warranties by all of the parties thereto, specify certain events of default, detail the terms of closing and the conditions which must be satisfied by each of the parties thereto prior to such closing, outline the manner of bearing costs if the transaction is not closed, set forth remedies upon default and include miscellaneous other terms.

As a general matter, the Company anticipates that it, and/or its principal stockholders, will enter into a letter of intent with the management, principals or owners of a prospective business opportunity prior to signing a binding agreement.  Such a letter of intent will set forth the terms of the proposed acquisition but will not bind any of the parties to consummate the transaction.  Execution of a letter of intent will by no means indicate that consummation of an acquisition is probable.  Neither the Company nor any of the other parties to the letter of intent will be bound to consummate the acquisition unless and until a definitive agreement is executed.  Even after a definitive agreement is executed, it is possible that the acquisition would not be consummated should any party elect to exercise any right provided in the agreement to terminate it on specific grounds.

It is anticipated that the investigation of specific business opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others.  If a decision is made not to participate in a specific business opportunity, the costs incurred in the related investigation would not be recoverable.  Moreover, because many providers of goods and services require compensation at the time or soon after the goods and services are provided, the inability of the Company to pay until an indeterminate future time may make it impossible to produce goods and services.

Investment Company Act and Other Regulation

The Company may participate in a business opportunity by purchasing, trading or selling the securities of such business.  The Company does not, however, intend to engage primarily in such activities.  Specifically, the Company intends to conduct its activities so as to avoid being classified as an investment Company under the Investment Company Act of 1940 (the “Investment Act”), and therefore to avoid application of the costly and restrictive registration and other provisions of the Investment Act as well as regulations promulgated thereunder.

The Company’s business plan may involve changes in its capital structure, management, control and business, especially if it consummates the reorganization as discussed above.  Each of these areas is regulated by the Investment Act in order to protect purchasers of investment company securities. Since the Company does not expect to be subject to the Investment Act (and, therefore, will not be required to register as an investment company), stockholders will not be afforded protections provided under the Investment Act.

Competition

The Company expects to encounter substantial competition in its efforts to locate attractive business combination opportunities.  The competition may, for example, come from business development companies, venture capital partnerships and corporations, small investment companies and brokerage firms.  Some of these types of organizations are likely to be in a better position than the Company to obtain access to attractive business acquisition candidates either because they have greater experience, resources and managerial capabilities than the Company, because they are able to offer immediate access to limited amounts of cash or for a variety of other reasons.  The Company also will experience competition from other public companies with similar business purposes, some of which may also have funds available for use by an acquisition candidate.

Employees

The Company currently has no employees.  Management of the Company expects to use consultants, attorneys and accountants as necessary, and does not anticipate a need to engage any full-time employees so long as it is seeking and evaluating business opportunities.  The need for employees and their availability will be addressed in connection with the decision whether or not to acquire or participate in specific business opportunities.

Risk Factors Relating to Our Business Plan

Our business plan and our ability to successfully implement our business plan are subject to certain risk factors, including, the following:

Must Obtain Adequate Funding

We will be unable to successfully implement our business plan if our officers and directors do not, or are unable to, provide us with adequate capital to conduct our operations and pay the expenses necessary to consummate a business combination.

Very specifically, we are dependent upon our officer and directors to pay our operating expenses and to fund the implementation of our plan of operation.  If our officer and directors fail, or are unable, to provide us with adequate capital to conduct our business operations, including the implementation of our business plan, we may be unable to complete a merger, acquisition or other business combination transaction.

No Trading Market

While Predecessor was previously the subject of a trading market, there is no current trading market for our securities which, were that to continue, could impair our ability to find a suitable merger candidate.  We intend to make our shares eligible for trading on the OTC Bulletin Board.  If we do not have a trading market for our securities at the time, we may be unable to complete a business combination.  We may transfer, in a private transaction, a portion of its shares of our common stock prior to the consummation of a business combination, subject to compliance with applicable federal and state securities laws, to a single transferee or group of transferees under common control and to employees and representatives.  Until such time as our securities are eligible for quotation on the OTC Bulletin Board, we will be at a competitive disadvantage with other companies, including shell companies which have publicly traded securities, in attracting suitable candidates to participate in a business combination with us.

No Current Commitment for Merger or Other Combination

We have no agreement for a business combination and we do not have any minimum requirements for a business combination.  Most specifically, we have no current arrangement, agreement or understanding with respect to engaging in a business combination with a specific entity.  We may not be successful in identifying and evaluating a suitable merger candidate or in consummating a business combination.  We have not selected a particular industry or specific business within an industry for a target company.  We have not established a specific length of operating history or a specified level of earnings, assets, net worth or other criteria which we will require a target company to have achieved (and without which we would not consider a business combination with such business entity).

Limited Management or Time Commitment; Conflict of Interest; Relationship with Other Shell Companies

Our management consists of only one person, J. Roger Faherty, our president and one of our three directors.  The loss of the services of Mr. Faherty would adversely affect our ability to implement our business plan.  Mr. Faherty is primarily responsible for conducting our day-to-day operations and implementing our business plan.  We will rely solely on the judgment of Mr. Faherty when selecting a target company.  Mr. Faherty will only devote a limited amount of his time each month to our business.  Mr. Faherty has not entered into a written employment or consulting agreement with us but may, in the future, do so.  The loss of the services of Mr. Faherty would adversely affect our ability to implement our business plan.

As developed below, conflicts of interest may arise between the Company and our stockholders, including Mr. Faherty, during the implementation of our business plan which may have a neg-ative impact on our ability to consummate a business transaction.

Mr. Faherty is not required to commit his full time to our affairs, which may result in a conflict of interest in allocating his time between our operations and other businesses.  We do not intend to have any full time employees prior to the consummation of a business combination.  Mr. Faherty is engaged in several other business endeavors and is not obligated to contribute any specific number of hours to our affairs.  If his other business affairs require him to devote more substantial amounts of time to such interests, it could limit his ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination.

Depending upon the nature of a proposed transaction, our stockholders, other than our directors, may not be afforded the opportunity to approve or consent to a particular transaction.

To implement our business plan, we may be required to employ accountants, technical experts, appraisers, attorneys or other consultants or advisors.  The selection of any such advisors will be made by Mr. Faherty and their fees will be paid by loans to the Company by the Company’s director(s) and/or major stockholders .  We anticipate that such persons may be engaged on an as-needed basis without a continuing fiduciary or other obligation to us.  If Mr. Faherty considers it necessary to hire outside advisors, he may elect to hire persons who are affiliates of Mr. Faherty or other directors.  Such advisors, because of their relationship with Mr. Faherty, may not fully consider our best interest in rendering advice and services to us.

Competitive Disadvantage
We expect to encounter substantial competition in our efforts to locate potential business combination opportunities.  The competition may in part come from business development companies, venture capital partnerships and corporations, small investment companies and brokerage firms.  Most of these organizations are likely to be in a better financial position than we are to obtain access to potential business acquisition candidates because they have greater experience, resources and managerial capabilities than we do.  We also will experience competition from other public companies with similar business purposes, some of which may also have funds available for use by an acquisition candidate.

We have limited cash and no operations and may not have access to sufficient capital to consummate a business combination.  The current payment of our operating expenses and expenses of implementing our business plan is the responsibility of our directors, sole officer and/or major stockholders .  We may not be able to take advantage of any available business opportunities because of the limited and uncertain availability of capital.   It is possible, at such time , that the directors and officer will not have sufficient capital to provide us with the necessary funds to successfully implement our plan of operation or that our directors, officer or others will continue to provide us with capital in the future.

We anticipate we will encounter significant competition in seeking mergers with, and acquisition of, privately-held entitles which may impede our ability to consummate business transactions.

We are, and will continue to be, an insignificant participant in the business of seeking mergers with and acquisitions of privately-held business entities.  A large number of established and well-financed entities, including venture capital firms, are active in seeking potential merger and acquisition candidates for their clients and investors. Substantially all such entities have significantly greater financial resources, technical expertise and managerial capabilities than we have and, consequently, we will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination.  Moreover, we will also compete in seeking merger or acquisition candidates with other public shell companies which may have more available funds or other assets that make them a more attractive candidate for a merger than we are.

Regulatory Considerations

It is possible that our reporting requirements under the Exchange Act and compliance with the Sarbanes-Oxley Act of 2002 (“SOX”) may delay or preclude a merger or acquisition.  Further, the rules and regulations of the Commission require a reporting shell company to timely provide a Current Report on Form 8-K relating to financial and other information, including audited financial statements, of the acquired company if we engage in a business combination (or if there is a change in our control). The additional time and costs that may be incurred by the potential target company to prepare audited financial statements and other information may significantly delay or essentially preclude consummation of an otherwise desirable acquisition.
We may be required to have our internal control procedures audited for the fiscal year ending December 31, 2009 as required by SOX.  A target company may not be in compliance with provisions of SOX regarding adequacy of their internal controls.  The development of the internal controls of any such entity to achieve compliance with SOX may increase the time and costs necessary to complete any such acquisition or result in our inability to consummate the business transaction.

A business combination will result in a change in control of the Company and significantly reduce the ownership interest of our current stockholders.  More specifically, in conjunction with completion of a business acquisition, we anticipate that we will issue an amount of our authorized but unissued common stock that will represent a significant majority of the voting power and equity of the Company, which will, in all likelihood, result in stockholders of a target company obtaining a controlling interest in us and thereby reducing the ownership interest of our current stockholders.  We may also issue preferred stock to the stockholders of a target company.  Holders of preferred stock may have rights, preferences and privileges senior to those of our existing holders of common stock.  As a condition of the business combination, our directors (who own or have voting authority of approximately 46.53% of the Company’s shares) may agree to sell or transfer all or a portion of the common stock it owns to provide the target Company with majority control.  The resulting change in control will likely result in the removal of our present officer and directors and a corresponding reduction in, or elimination of, his and their respective participation in future Company business activities.

Blue Sky Consideration

Because the securities registered under the Exchange Act have not been qualified for resale under the Blue Sky laws of any state, the holders of such shares (and persons who desire to purchase them in any trading market that might develop in the future), should be aware that there may be significant state Blue Sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors should consider the secondary market for the Company’s securities to be limited in character .

Risk of Doing Business in a Foreign Country

We may engage in a business combination with a foreign entity which will subject us to additional business risks.  More specifically, we may effectuate a business combination with a merger target whose business operations or even headquarters, place of formation or primary place of business are located outside the United States. In such event, we may face significant additional risks associated with doing business in that country.  In addition to the language barriers, different presentations of financial information, different business practices and other cultural differences and barriers that may make it difficult to evaluate such a merger target, we may encounter ongoing business risks associated with uncertain legal systems and applications of law, prejudice against foreigners, corrupt practices, uncertain  economic policies and  potential  political and economic instability that may be exacerbated in various foreign countries.

Tax Consequences

We may engage in a business combination that may have tax consequences to us and our stockholders and, therefore, potential tax risks.  More specifically, federal and state tax consequences will, in all likelihood, be major considerations in any business combination that we may undertake.  Currently, such transactions may be structured so as to result in tax-free treatment to both companies and their stockholders, pursuant to various federal and state tax provisions.  We intend to structure any business combination so as to minimize the federal and state tax consequences to both the Company and the target entity and their stockholders.  However, it is possible that such business combination will not meet the statutory requirements of a tax-free reorganization or that the parties will obtain the intended tax-free treatment upon a transfer of stock or assets. A non-qualifying reorganization could result in the imposition of both federal and state taxes, which may have an adverse effect on both parties to the transaction

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operation

As a shell company, we have no operations and no, or nominal, assets.  Although we have negligible assets or operations, we believe we possess a stockholder base which will make us an attractive merger or acquisition candidate to an operating privately-held company seeking to become publicly-held.  While that perception may be somewhat misplaced (since a private operating company can become a reporting company by filing its own Form 10 Registration Statement under the Exchange Act), a publicly trading company such as the Company would have shareholders.   While an entity filing a Form 10 would have only that number of shareholders accumulated overtime, the benefit (and possible time advantages) of employing a shell such as the Company may outweigh filing one’s own Form 10 -- even if the private company has to provide us in such transaction a Form 8-K on a timely basis (including Form 10 information regarding, and an audit of, the private company).

Moreover, a Form 10 filing and associated merger with a shell such as the Company requires significantly less cost and effort than in IPO registered under the Securities Act.  For those cumulative reasons, management believes that the Company’s shareholder basis will make it an attractive merger or acquisition candidate for private operating companies seeking to become public.  In addition, even if the directors and executive officer hold 46.53% of the Company’s outstanding shares (and with the two (2) other largest shareholders), such concentration of ownership is not unexpected by companies which would want to enter a merger or acquisition with a shell such as the Company.  In fact, such merger or acquisition candidates would not likely want to have minority owners and this concentration of ownership better assures that outcome and the 141 shareholders in the resulting merger of acquired company is further desired attribute.

Siince the Company was reorganized from bankruptcy with a Plan that provides, among other things, upon consummation of a business combination, the pre-confirmation claims of our creditors have been discharged, a potential target candidate will be afforded protection from any pre-conducting its due diligence investigation.  Company shares issued to our shareholders were issued in reliance on the exemption afforded under Section 1145(a)(1) of the Bankruptcy Code and Section 3(a)(7) of the Securities Act and, accordingly, are deemed to have been in a public offering, so that the recipients thereof, are free to resell such securities after the business combination without registration under the Securities Act.  This will provide the target business with a shareholder base that can actively participate in market trades and help create an active trading market after the business is qualified for listing on a secondary market.  Also, as a reporting company subject to the rules and regulations of the Exchange Act, the Company’s history and operating results are readily available for review and due diligence research which will save the target business time and expense with its investigation process.

We will also seek candidates desiring to create a public market for their securities in order to enhance liquidity for current stockholders, candidates which have long-term plans for raising capital through public sale of securities and believe that the prior existence of a public market for their securities would be beneifical, and candidates which plan to acquire additional assets through issuance of securities rather than for cash, and believe that the development of a public market for their securities will be of assistance in that process.  Companies which have a need for an immediate cash infusion are not likely to find a potential business combination with us to be a prudent business transaction alternative.

We intend to locate and combine with an existing, privately-held company which has profitable operations or, in Mr. Faherty’s view, the potential for earnings and appreciation of value of its equity securities, irrespective of the industry in which it is engaged.  A combination may be structured as a merger, consolidation or exchange of our common stock for stock or assets or any other form which will result in the combined companies becoming an operating publicly-held corporation.

Pending negotiation and consummation of a business combination (which are expected to take several months), we anticipate that we will have, aside from carrying on our search for a combination partner, no business activities and, thus, will have no source of revenue.  Should we incur any significant liabilities prior to a combination with a private company, we may not be able to satisfy such liabilities as they are incurred.

If our management pursues one or more combination opportunities beyond the preliminary negotiations stage and those negotiations are subsequently terminated, it is p o ssible that such efforts will exhaust our ability to continue to seek such combination opportunities before any successful combination can be consummated (or, at least, without obtaining additional funding).

In our pursuit for a business combination partner, Mr. Faherty intends to consider only combination candidates which are profitable or, in his view, have growth potential.  Mr. Faherty does not intend to pursue any combination proposal beyond the preliminary negotiation stage with any combination candidate which does not furnish us with audited financial statements for its historical operations or can furnish (and has committed to provide) audited financial statements in a timely manner.  In his capacity as President and CEO, Mr. Faherty may engage attorneys and/or accountants to investigate a combination candidate and to consummate a business combination. We may require payment of fees by such merger candidate to fund all or a portion of such expenses.  To the extent we are unable to obtain the advice or reports from experts, the risks of any combined business combination being unsuccessful will be greater.

We are not registered and we do not propose to register as an investment company under the Investment Company Act of 1940.  Very specifically, we intend to conduct our business activities so as to avoid application of the registration and other provisions of the Investment Company Act of 1940 and related regulations thereunder.

We have no operating history, limited cash, nominal assets and our business plan has significant business risks.  Because of these factors, our Independent Registered Certified Public Accounting Firm has issued an audit opinion on our financial statements which includes a statement describing our going concern status.  This means, in our auditor's opinion, there is substantial doubt about our ability to continue as a going concern unless we are successful in finding a merger or acquisition candidate.

Liquidity and Capital Resources

We have no operations and will not generate any revenue until we consummate a business combination.  We will need funds to support our operation and implementation of our plan of operation and to comply with the periodic reporting requirements of the Exchange Act.  Directors and/or the officer have agreed to fund the Company’s expenses in implementing our plan of operation and to fund our operating expenses until we complete a business combination.  We believe sufficient working capital will be provided by our directors, officer(s) and/or major shareholders for at least the next 12 months to support and preserve the integrity of our corporate entity and to fund the implementation of our business plan. If adequate funds are not available to us, we may be unable to complete our plan of operation.  If we do not consummate a business combination by June 30, 2010, we will have to revaluate our options.

While there is no assurance of sufficient funds being available, it is expected that the three (3) directors, individually or collectively, together with the Company’s major shareholders, are expected to fund as needed such search for a merger or acquisition candidate.  More specifically, pending the contemplated reverse merger or acquisition, the directors, officers and major shareholders have agreed among themselves to advance up to $100,000 which funding will be used mainly to compensate lawyers and accountants to better assure the Company will maintain its current status and help achieve its merger or acquisition objective.

We have no current plans, proposals, arrangements or understandings with respect to the sale or issuance of additional securities prior to the identity of a merger or acquisition candidate.  We do not anticipate that we will incur any significant debt prior to a consummation of a business combination.

ITEM 3.  DESCRIPTION OF PROPERTY

We do not own property.  We currently maintain a mailing address at 1835 Arch Street -- Suite 1703, Philadelphia, Pennsylvania 19103.  Our telephone number is 570-677-6787.  Other than this mailing address, we do not currently maintain any other office facilities and do not anticipate the need for maintaining office facilities at any time until we complete a business combination.  We pay no rent or other fees for the use of the mailing address inasmuch as the facilities are also used by J. Roger Faherty, virtually full time, for his unrelated business operations.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information at June 30, 2009, regarding the beneficial ownership of our common stock of each person or group known by us to beneficially own 5% or more of our outstanding shares of common stock; our sole executive officers and each of our directors; and all directors and executive officers as a group:

Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares as beneficially owned by them.

	Shares Beneficially Owned(1)
Name and Business Address	Number(2)	Percent(3)

Directors and Officer

J. Roger Faherty (Director and Sole Officer) 1415 Kyneton Road Villanova , Pennsylvania 19 085	0	0%

Raffaele Atar (Director) 1155 Dairy Ashford—Suite 650 Houston, Texas 77079	701,842	35.092%

Mark Egan (Director) 875 N Michigan Ave.--Suite 3412 Chicago, Illinois 60611	228,759	11.437%

Directors and Officer as a Group	930,601	46.530%

5% Shareholders

Loral Skynet 600 3rd Avenue -- Attn: Janet T. Yeung New York, New York 10016	263,816	13.191%

Lana M. McDonald 5461 Gulf of Mexico Drive Longboat Key, Florida 34228	393,215	19.661%

5% Shareholders and Directors and Officer as a Group	1,587,632	79.382%

(1)        On June 30, 2009, there were 2,000,010 shares of our common stock outstanding held by 141 shareholders, all of whom were previously secured or unsecured creditors of the Company.  We have no outstanding preferred shares, stock options or warrants.

(2)        Under applicable SEC rules, a person is deemed the "beneficial owner" of a security with regard to which the person directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose, or direct the disposition, of the security, in each case irrespective of the person's economic interest in the security.  Under SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security.

(3)        In determining the percent of voting stock owned by a person on June 30, 2009 (a) the numerator is the number of shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities (of which there are none), and (b) the denominator is the total of (i) the 2,000,010 shares of common stock outstanding on June 30, 2009, and (ii) any shares of common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities, if any (none in our case).  Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.

(4)        Mr. Egan, a director of the Company, is the principal and sole owner of Marlin Capital in whose name such shares are titled.

(5)        Mr. Atar is the principal and sole of Woodco, Inc., an exempt investment advisor.  In such capacity, Woodco has been discretionary trading authority and concurrently given power of attorney over its clients’ ownership of the following common shares of the Company:  Alberto Antebi (59,316 shares), New Horizons Corp., N.V. (556,238 shares) and Newbridge Investment Co. (85,517 shares). While Woodco has voting authority over the foregoing Company shares, Woodco (and therefore Mr. Atar) has no economic inter-est in such shares.

(6)        Division of Loral Spacecom Corp.

ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers are as follows:

Name	Age	Positions Held
J. Roger Faherty	70	President, Chief Executive Officer, Secretary, Chief Financial Officer and Chairman of the Board of Directors
Raffaele Atar	36	Director
Mark Egan	59	Director

The Company has three directors, each of whom are investment professionals.  In such capacities, each director is consistently seeking out attractive investment candidates, at their own expense, appropriate for merger or other combination with the Company.  To date, those relatively passive efforts have not resulted in substantive discussions.  Once the Company becomes a reporting company, the directors’ efforts are expected to be more active.  (See also “Business Plan” discussion above.)

Our directors serve until the next annual meeting of stockholders or until their successors are duly elected and have qualified.  Directors are elected for one-year terms at the annual stockholders meeting.  Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or contemplated.  There is no arrangement or understanding between Mr. Faherty or any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect directors to our board.  There are also no arrangements, agreements or understandings between non-management stockholders that may directly or indirectly participate in or influence the management of our affairs. Our board does not have any committees at this time.

J. Roger Faherty:  Mr. Faherty,  a graduate of the University of Pennsylvania and its Wharton School of Finance and Commerce , has been Chairman of the Board and Chief Executive Officer of  the Company since its 1998 incorporation.  From December 1991 to March 15, 1999, Mr. Faherty was the Chairman of the Board and a director of Spice.   (See “Description of Business – History”.)   In 1991, he was elected as the Chief Executive Officer of Spice and became Spice's President in 1996.  Mr. Faherty was the Chairman and President of Spice as well as director at the time of the merger with Playboy described in “Description of Business – History.”  In 2005, he formed IP Broadband Partners, a consulting business.  In August 2008, Mr. Faherty became President of BMA Auctions, a private oil and gas lease auction company.  In 2009, he became Chairman of BMA Energy Resource, a private Pennsylvania-based energy exploration and production company.

Raffaele Atar:  Mr. Atar, age 36, has been president since 2003 of Capital Holdings Inc., an investment company with substantial holdings throughout the United States, encompassing passive investments such as stocks and bonds as well as active investments in both real estate and in operating companies.  Since 2002, he has also served as CEO and Chairman of T.H. Lehman, Inc., a publicly traded company.  Mr. Attar graduated from St. John’s College in Annapolis, Maryland where he earned his B.A. degree.

Mark Egan:  Mr. Egan, a Notre Dame graduate, was elected a director of Directrix, Inc., the Predecessor to the Company, on April 17, 2001.   Commencing 1989 and continuously since, Mr. Egan has been the Chairman and Chief Portfolio Officer of Marlin Capital Corp., a registered commodity pool operator which manages, as of the date of this Form 10, approximately $100,000,000 in assets.

ITEM 6. EXECUTIVE COMPENSATION

No officer or director has received any compensation from us. Until we consummate a business combination, it is not anticipated that any officer or director will receive compensation from us.

Very specifically, we do not have any employment or consulting agreements with any parties.  Similarly, we have no stock option, retirement, pension or profit-sharing programs for the benefit of directors, officers or other employees but the Board of Directors may recommend adoption of one or more such programs in the future.

Our board of directors appoints our executive officer(s) to serve at the discretion of the board. J. Roger Faherty is our sole officer and one of its three directors.  None of our directors receive compensation from us for serving on the board.  Until we consummate a business combination, we do not intend to reimburse our officer(s) or directors for travel and other expenses incurred in connection with attending the board meetings or for conducting business activities.

Management of the Company currently requires less than four (4) hours per calendar quarter.  Accordingly, no officer or director has received any compensation from the Company.  Until the Company acquires additional capital, it is not anticipated that any officer or director will receive compensation other than reimbursement for out-of-pocket expenses incurred on behalf of the Company.  (See “Certain Relationships and Related Transactions and Director Independence” below.

The Company has no other Executive Compensation issues which would require the inclusion of other mandated table disclosures.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Other than the participation of our directors, including J. Roger Faherty, our sole officer, in our plan of reorganization and the issuance to our three directors of shares of our common stock for satisfaction of certain secured or unsecured debts, there are no relationships or transactions between us and any of our directors, officer(s) and principal stockholders.

ITEM 8. LEGAL PROCEEDINGS

Following our October 6, 2008 discharge from Chapter 11 bankruptcy, we have not been and are not a party to any legal proceedings.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no public trading market for our securities.  We will seek to make our shares eligible for quotation on the OTC Bulletin Board.  No assurance can be given that an active market will exist after we complete a business combination.  We, however, may transfer in a private transaction, a portion of our shares of our common stock prior to the consummation of a business combination to a single transferee or group of transferees under common control and to certain employees and representatives, subject to compliance with applicable federal and state securities laws.  Any such transferee shall be subject to the same restrictions as applicable to the transferor under applicable securities law requirements.

We have no equity compensation or other types of employee benefit plans.

Transfer Agent

We have engaged Signature Stock Transfer, Inc., 2632 Coachlight Court, Plano, Texas 75093-385034 (telephone number 972-612-4120) as our transfer agent.

Reports to Stockholders

We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent registered public accounting firm.  In the event we enter into a business combination with another company, we anticipate that management will continue furnishing annual reports to stockholders. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate.  Upon effectiveness of this Registration Statement, we intend to maintain compliance with the periodic reporting requirements of the Exchange Act.

Holders

As of June 30, 2009, there were a total of 2,000,010 shares of our common stock outstanding, held by approximately 141 stockholders of record.

Dividends. We have not declared any dividends on our common stock since inception and do not intend to pay dividends on our common stock in the foreseeable future.

Securities Eligible for Future Sale

We relied, based on the confirmation order we  received from the Bankruptcy  Court, on Section 1145(a) (1) of the Bankruptcy Code and Section 3(a)(7) of the Securities Act and, accordingly, exempt from the registration requirements of the Securities Act with regard to shares issued under the Reorganization Plan.  In general, offers and sale of securities made in reliance on the exemption afforded under Section 1145(a)(1) of the Bankruptcy Code are deemed to be made in a public offering, so that the recipients thereof are free to resell such securities without registration under the Securities Act, specifically Section 3(a)(7) thereof.

We currently have 2,000,010 outstanding common shares, all restricted, as defined in Rule 144 under the Securities Act of 1933.  We do not intend to issue any securities prior to consummating a business transaction.  The securities we issue in a merger transaction will most likely be restricted securities.  Since we are a shell company, we believe the resale of restricted securities we issue in a merger transaction will be subject to the restrictions as stated below.

Rule 144

The SEC adopted February 15, 2008 amendments to Rule 144, applying to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the total number of securities of the same class then outstanding;

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Restrictions on the Reliance of Rule 144 by Shell Companies, Former Shell Companies or B lank Check Companies

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies , like us . The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company.

The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	The issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	The issuer of the securities is subject to the reporting requirements of Section 14 or 15(d) of the Exchange Act;

•
The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, stockholders who receive our restricted securities in a business combination will not be able to sell our shares without registration or until one year after we have completed our initial business combination.

While the Company is not raising money under the Securities Act, it otherwise meets the definition of being a “blank check company” because it plans to engage in a merger or acquisition with an unidentified company, companies, entity or person.  In the event the Company were to seek to register shares under the Securities Act, it will be required to comply with that Act’s Rule 419 if at that time the C ompany remains a blank check company as defined.  If applicable, the Rule, among other substantive matters, required funds and securities to be held in escrow until shareholders receive disclosures about the merged acquired compoany via an amended prospectus.  Moreover, certain state statutes (not currently knowable since the “target” is not known at this time) limit the circumstances under which blank check companies may be sold.

Rule 145

In the business combination context, Rule 145 has imposed on affiliates of either the acquiror or the target company restrictions on public resales of securities received in a business combination, even where the securities to be issued in the business combination were registered under the Securities Act.  These restrictions were designed to prevent the rapid distribution of securities into the public markets after a registered business combination by those who were in a position to influence the business combination transaction. The recent adopted amendments to Rule 145 eliminate these restrictions in most circumstances.

Under the new amendments, affiliates of a target company who receive registered shares in a Rule 145 business combination transaction, and who do not become affiliates of the acquiror, will be able to immediately resell the securities received by them into the public markets without registration (except for affiliates of a shell company as discussed in the following section).  However, those persons who are affiliates of the acquiror, and those who become affiliates of the acquiror after the acquisition, will still be subject to the Rule 144 resale conditions generally applicable to affiliates, including the adequate current public information requirement, volume limitations, manner-of-sale requirements for equity securities and, if applicable, a Form 144 filing.

Application of Rule 145 to Shell Companies

Public resales of securities acquired by affiliates of acquirers and target companies in business combination transactions involving shell companies will continue to be subject to restrictions imposed by Rule 145. If the business combination transaction is not registered under the Securities Act, then the affiliates must look to Rule 144 to resell their securities (with the additional Rule 144 conditions applicable to shell company securities).  If the business combination transaction is registered under the Securities Act, then affiliates of the acquirer and target company may resell the securities acquired in the transaction, subject to the following conditions:

•	The issuer must meet all of the conditions applicable to shell companies under Rule 144;

•
After 90 days from the date of the acquisition, the affiliates may resell their securities subject to Rule 144's volume limitations, adequate current public information requirement, and manner-of-sale requirements;

•
After six months from the date of the acquisition, selling security-holders who are not affiliates of the acquirer may resell their securities subject only to the adequate current public information requirement of Rule 144; and

•	After one year from the date of the acquisition, selling security-holders who are not affiliates or the acquirer may resell their securities without restriction.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

Pursuant to the Reorganization Plan, we issued an aggregate of 2,000,010 shares of our common stock to 141 of our holders of unsecured debt and administrative claims.  Such shares, while unregistered, were issued in accordance with Section 1145 under the United States Bankruptcy Code and the transaction was thus exempt from the registration requirements of Section 3(a)(7) and Section 5 of the Securities Act.

ITEM 11. DESCRIPTION OF SECURITIES TO BE REGISTERED

Capital Stock

Our authorized capital stock consists of 25,000,000 shares of common stock and 2,000,000 shares of preferred stock.  Each share of common stock entitles a stockholder to one vote on all matters upon which stockholders are permitted to vote.  No stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us, and no stockholder has any right to convert the common stock into other securities.  No shares of common stock are subject to redemption or any sinking fund provisions.  All the outstanding shares of our common stock are fully paid and non-assessable.  Subject to the rights of the holders of the preferred stock, if any, our stockholders of common stock are entitled to dividends when, as and if declared by our board from funds legally available therefore and, upon liquidation, to a pro-rata share in any distribution to stockholders.  We do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

Pursuant to our Articles of Incorporation, our board has the authority, without further stockholder approval, to provide for the issuance of up to 10 million shares of our preferred stock in one or more series and to determine the dividend rights, conversion rights, voting rights, rights in terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series.  Our board has the power to afford preferences, powers and rights (including voting rights) to the holders of any preferred stock preferences, such rights and preferences being senior to the rights of holders of common stock.  No shares of our preferred stock are currently outstanding. Although we have no present intention to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of our company.

Provisions Having A Possible Anti-Takeover Effect

Our Articles of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board and to discourage certain types of transactions which may involve an actual or threatened change of our control. Our board is authorized to adopt, alter, amend and repeal our Bylaws or to adopt new Bylaws.  In addition, our board has the authority, without further action by our stockholders, to issue up to 10 million shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof.  The issuance of our preferred stock or additional shares of common stock could adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in our control.

ITEM 12. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under Sections 121 and 122 of the Delaware General Corporation Law (the “GCL”), the registrant has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such.  The registrant's Bylaws implement the indemnification and insurance provisions permitted by Chapter 145 of the Delaware GCL by providing that:

•
The registrant must indemnify its directors to the fullest extent permitted by Chapter 145 of the Delaware GCL and may, if and to the extent authorized by the registrant's board of directors, so indemnify its officers and any other person whom it has power to indemnify against liability, reasonable expense or other matter whatsoever.

•
The registrant may at the discretion of its board of directors purchase and maintain insurance on behalf of the registrant and any person whom it has power to indemnify pursuant to law, its articles of incorporation, its bylaws or otherwise.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Our Articles of Incorporation provides that none of our directors or officers shall be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director or officer provided, however, that the foregoing provisions shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or the payment of dividends in violation of Section 174 of the Delaware GCL.  Limitations on liability provided for in our Articles of Incorporation do not restrict the availability of non-monetary remedies and do not affect a director's responsibility under any other law, such as the federal securities laws or state or federal environmental laws.

We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as executive officers and directors.  The inclusion of these provisions in our Articles of In-corporation may have the effect of reducing a likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us or our stockholders.

Our Bylaws provide that we will indemnify our directors to the fullest extent provided by the Delaware GCL and we may, if and to the extent authorized by our board of directors, so indemnify our officers and other persons whom we have the power to indemnify against liability, reasonable expense or other matters.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial information beginning on page F-l hereof is provided in accordance with the requirements of Article 8 of Regulation S-X and Item 302 of Regulation S-K.

[Balance of Page Intentionally Left Blank]

ReDirect, Inc.
(a development stage company)
Contents

Page

Report of Registered Independent Certified Public Accounting Firm	F-2

Annual Financial Statements

Balance Sheets as of December 31, 2008 and 2007	F-3

Statement of Operations and Comprehensive Loss for the years ended December 31, 2008 and 2007 and for the period from December 19, 2003 (date of bankruptcy settlement) through December 31, 2008	F-4

Statement of Changes in Stockholders' Equity for the period from December 19, 2003 (date of bankruptcy settlement) through December 31, 2008	F-5

Statement of Cash Flows for the years ended December 31, 2008 and 2007 and for the period from December 19, 2003 (date of bankruptcy settlement) through December 31, 2007	F-6

Notes to Financial Statements

Interim Financial Statements	F-7

Balance Sheets as of June 30, 2009 and December 31, 2008	F-13

Statement of Operations and Comprehensive Loss for the six and three months ended June 30, 2009 and 2008 and for the period from December 19, 2003 (date of bankruptcy settlement) through June 30, 2009	F-14

Statement of Cash Flows for the six months ended June 30, 2009 and 2008 and for the period from December 19, 2003 (date of bankruptcy settlement) through June 30, 2009	F-15

Notes to Financial Statements	F-16

LETTERHEAD OF S. W. HATFIELD, CPA

REPORT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
ReDirect, Inc.

We have audited the accompanying balance sheets of ReDirect, Inc. (a Delaware corporation and a development stage company) as of December 31, 2008 and 2007 and the related statements of operations and comprehensive loss, changes in stockholders' equity and cash flows for each of the years ended December 31, 2008 and 2007 and for the period from December 19, 2003 (date of bankruptcy settlement) through December 31, 2008.  These financial statements are the sole responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ReDirect, Inc. (a development stage company) as of December 31, 2008 and 2007 and the results of its operations and cash flows for each of the years ended December 31, 2008 and 2007 and for the period from December 19, 2003 (date of bankruptcy settlement) through December 31, 2007, in conformity with generally accepted accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note D to the financial statements, the Company has no viable operations or significant assets and is dependent upon significant stockholders to provide sufficient working capital to maintain the integrity of the corporate entity.  These circumstances create substantial doubt about the Company's ability to continue as a going concern and are discussed in Note D.  The financial statements do not contain any adjustments that might result from the outcome of these uncertainties.

   /s/ S. W. Hatfield, CPA
 S. W. HATFIELD, CPA
Dallas, Texas
June 3, 2009

ReDirect, Inc.
(a development stage company)
Balance Sheets
December 31, 2008 and 2007

ASSETS	December 31,	December 31,
	2008	2007
Current Assets
Cash on hand and in bank	$-	$-
Cash held in attorney trust account	1,208	-

Total Current Assets	1,208	-
Other Assets
Trademark and broadcast rights	-	-

Total Assets	$1,208	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable - trade	$11,106	$-
Other accrued liabilities	1,191	449
Working capital advances from controlling stockholders	10,000	-

Total Liabilities	22,297	449
Commitments and Contingencies
Stockholders' Equity (Deficit)
Preferred stock - $0.01 par value 2,000,000 shares authorized. None issued and outstanding	-	-
Common stock - $0.01 par value. 25,000,000 shares authorized. 2,000,010 shares issued and outstanding	20,000	20,000
Additional paid-in capital	-	-
Deficit accumulated during the development stage	(41,089)	(20,449)
Total Stockholders' Equity (Deficit)	(21,089)	(449)
Total Liabilities and Stockholders’ Equity (Deficit)	$1,208	$-

The accompanying notes are an integral part of these financial statements.

ReDirect, Inc.
(a development stage company)
Statement of Operations and Comprehensive Loss
Years ended December 31, 2008 and 2007 and
Period from December 19, 2003 (date of bankruptcy settlement) through December 31, 2008

	Year ended December 31, 2008	Year ended December 31, 2007	Period from December 19, 2003 (date of bankruptcy settlement)through December 31,2008

Revenues	$-	$-	$-

Operating Expenses
Reorganization costs	2,408	-	2,408
Professional fees	13,525	-	13,525
Other general and administrative costs	3,606	135	9,055

Total Operating Expenses	19,539	135	24,988

Loss from operations	(19,539)	(135)	(24,988)

Other Expenses
Interest expense	(1,101)	-	(1,101)
Impairment of trademark and broadcast rights	-	-	(15,000)

Loss before provision for income taxes	(20,640)	(135)	(41,089)

Provision for income taxes	-	-	-

Net loss	(20,640)	(135)	(41,089)

Other comprehensive income	-	-	-

Comprehensive loss	$(20,640)	$(135)	$(41,089)
Loss per weighted-average share of common stock outstanding, computed on net loss - basic and fully diluted	$(0.01)	$(0.00)	$(0.02)
Weighted-average number of shares of common stock outstanding - basic and fully diluted	2,000,010	2,000,010	2,000,010

The accompanying notes are an integral part of these financial statements.

ReDirect, Inc.
(a development stage company)
Statement of Changes in Stockholders’ Equity (Deficit)
Period from December 19, 2003 (date of bankruptcy settlement) through December 31, 2008

				Deficit accumulated during the development stage

	Common Stock		Additional paid-in capital
	Shares	Amount			Total
Stock issued through bankruptcy settlement on December 19, 2003	2,000,010	$20,000	$-	$-	$20,000
Net loss for the period	-	-	-	(15,000)	(15,000)
Balances at December 31, 2003	2,000,010	20,000	-	(15,000)	5,000
Net loss for the year	-	-	-	(1,252)	(1,252)
Balances at December 31, 2004	2,000,010	20,000	-	(16,252)	3,748
Net loss for the year	-	-	-	(3,942)	(3,942)
Balances at December 31, 2005	2,000,010	20,000	-	(20,194)	(194)
Net loss for the year	-	-	-	(120)	(120)
Balances at December 31, 2006	2,000,010	20,000	-	(20,314)	(314)
Net loss for the year	-	-	-	(135)	(135)
Balances at December 31, 2007	2,000,010	20,000	-	(20,449)	(449)
Net loss for the year	-	-	-	(20,640)	(20,640)
Balances at December 31, 2008	2,000,010	$20,000	$-	$(41,089)	$(21,089)

The accompanying notes are an integral part of these financial statements.

ReDirect, Inc.
(a development stage company)
Statement of Cash Flows
Years ended December 31, 2008 and 2007 and
Period from December 19, 2003 (date of bankruptcy settlement) through December 31, 2008

	Year ended December 31, 2008	Year ended December 31, 2007	Period from December 19, 2003 (date of bankruptcy settlement) through December 31, 2008
Cash Flows from Operating Activities
Net loss for the period	$(20,640)	$(135)	$(41,089)
Adjustments to reconcile net loss to net cash provided by operating activities
Impairment of trademark and broadcast rights	-	-	15,000
Increase (Decrease) in Accounts payable-trade	11,106	-	11,106
Other accrued liabilities	742	135	1,191
Net cash used in operating activities	(8,792)	-	(13,792)
Cash Flows from Investing Activities	-	-	-
Cash Flows from Financing Activities
Cash funded from bankruptcy trust	-	-	5,000
Working capital advances from majority stockholder	10,000	-	10,000
Cash retained in attorney trust account	(1,208)	-	(1,208)
Net cash provided by financing activities	8,792	-	13,792
Increase in Cash	-	-	-
Cash at beginning of period	-	-	-
Cash at end of period	$-	$-	$-	S
Supplemental Disclosure of Interest and Income Taxes Paid
Interest paid during the period	$-	$-	$-
Income taxes paid during the period	$-	$-	$-
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Acquisition of trademarks and movie rights at bankruptcy settlement	$-	$-	$15,000

The accompanying notes are an integral part of these financial statements.

ReDirect, Inc.
(a development stage company)
Notes to Financial Statements
December 31, 2008 and 2007

Note A - Background and Description of Business

ReDirect, Inc. (Company) was incorporated on July 20, 1998 in accordance with the Laws of the State of Delaware as Directrix, Inc.

The Company’s emergence from Chapter 11 of Title 11 of the United States Code on December 19, 2003 created the combination of a change in majority ownership and voting control - that is, loss of control by the then-existing stockholders, a court-approved reorganization, and a reliable measure of the entity’s fair value - resulting in a fresh start, creating, in substance, a new reporting entity.  Accordingly, the Company, post bankruptcy, has no significant assets, liabilities or operating activities.  Therefore, the Company, as a new reporting entity, qualifies as a “development stage enterprise” as defined in the Reorganization topic of the FASB Accounting Standards Codification and as a shell company as defined in Rule 405 under the Securities Act of 1933, (Securities Act), and Rule 12b-2 under the Securities Exchange Act of 1934, (Exchange Act).

In accordance with the confirmed plan of reorganization, our current business plan is to seek to identify a privately-held operating company desiring to become a publicly held company by merging with the Company through a reverse merger or acquisition.

Note B - Bankruptcy Action

On May 31, 2002, the Company filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code.  All assets, liabilities and other claims against the Company were combined for the purpose of distribution of funds to creditors.  From the commencement of the bankruptcy proceedings through December 19, 2003 (the effective date of the plan of reorganization), all secured claims and/or administrative claims during this period were satisfied through either direct payment or negotiation.

The Debtor’s Modified Plan of Reorganization  (the Plan) as presented by the Company was approved by the United States Bankruptcy Court, Southern District of New York (Court) on December 19, 2003.  The Plan provided that upon approval of the Plan by the Court that certain settlement provisions would be effective.  These provisions included the establishment of a liquidating trust and provided that certain identified claimants as well as unsecured creditors, in accordance with the allocation provisions of the Plan, including the Company’s new controlling stockholders, would receive “new” shares of the Company’s post-reorganization common stock, pursuant to Section 1145(a) of the Bankruptcy Code and Section 3(a)(7) of the Securities Act of 1933, as amended, which would be physically issued upon the ultimate resolution of the Playboy Litigation (as defined in the Plan).  The liquidating trust was not affiliated with the Company’s predecessor or any of the Company’s principals; but, was established and administered by the Bankruptcy Court for ease of creditor administration and in view of the uncertainty of precisely how long it would take to reach an ultimate settlement of the Playboy litigation.  The Court administering the bankruptcy proceedings retained control of the liquidating trust through the 2007 settlement of the Playboy Litigation.  On March 5, 2008 and October 6, 2008, respectively, after settlement of the Playboy Litigation, the Bankruptcy Court issued separate Orders Authorizing Distribution to 1) distribute cash of approximately $1,644,000 to Predecessor’s “Debtor-in-Possession” lenders and approximately $21,000 (representing the balance of the liquidating trust’s assets) to satisfy administrative claims and distributions to the Predecessor’s unsecured creditors and 2) to release 2,000,010 shares of the Company’s common stock, which was previously approved to be issued on December 19, 2003, to approximately 8 secured and approximately 133 unsecured creditors of the Predecessor.  This action effectively terminated the liquidating trust and closed the bankruptcy action.

As a result of the Plan’s approval, all liens, security interests, encumbrances and other interests, as defined in the Plan of Reorganization, attach to the creditor’s trust.  Specific injunctions prohibit any of these claims from being asserted against the Company.

ReDirect, Inc.
(a development stage company)
Notes to Financial Statements - Continued
December 31, 2008 and 2007

Note B - Bankruptcy Action - Continued

The cancellation of all existing shares at the date of the bankruptcy filing and the issuance of “new” shares of the reorganized entity caused an issuance of shares of common stock and a related change of control of the Company with more than 50.0% of the “new” shares being held by persons and/or entities which were not pre-bankruptcy stockholders.  Accordingly, per American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, the Company adopted “fresh-start” accounting as of the bankruptcy discharge date whereby all continuing assets and liabilities of the Company were restated to the fair market value.  As of December 19, 2003, by virtue of the Plan, the only assets of the Company was approximately $5,000 in cash due from the Bankruptcy Estate, certain broadcast rights owned and controlled by a former creditor of the Company and SXTV®, a registered mark owned by the Company, pre-bankruptcy, that was used as the name of a C-Band network.

Note C - Preparation of Financial Statements

Pursuant to the Reorganization topic of the FASB Accounting Standards Codification, the Company adopted “fresh-start” accounting as of the bankruptcy discharge date whereby all continuing assets and liabilities of the Company were restated to the fair market value.  The Reorganization topic further states that fresh start financial statements prepared by entities emerging from bankruptcy will not be comparable with those prepared before their plans were confirmed because they are, in fact, those of a new entity.

The Company follows the accrual basis of accounting in accordance with generally accepted accounting principles and has established a year-end for accounting purposes of December 31.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud.  The Company’s system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

Note D - Going Concern Uncertainty

The Company has no post-bankruptcy operating history, no cash on hand, no assets and has a business plan with inherent risk.  Because of these factors, the Company’s auditors have issued an audit opinion on the Company’s financial statements which includes a statement describing our going concern status.  This means, in the auditor’s opinion, substantial doubt about our ability to continue as a going concern exists at the date of their opinion.

The Company’s majority stockholders  maintain the corporate status of the Company and have provided all nominal working capital support on the Company's behalf since the bankruptcy discharge date.  Because of the Company's lack of operating assets, its continuance is fully dependent upon the majority stockholder's continuing support.  The majority stockholders intend to continue the funding of nominal necessary expenses to sustain the corporate entity.

The Company's continued existence is dependent upon its ability to generate sufficient cash flows from operations to support its daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis.  Further, the Company faces considerable risk in it’s business plan and a potential shortfall of funding due to our inability to raise capital in the equity securities market.  If no additional operating capital is received during the next twelve months, the Company will be forced to rely on existing cash in the bank and additional funds loaned by management and/or significant stockholders.

ReDirect, Inc.
(a development stage company)
Notes to Financial Statements - Continued
December 31, 2008 and 2007

Note D - Going Concern Uncertainty - Continued

The Company’s business plan is to seek an acquisition or merger with a private operating company which offers an opportunity for growth and possible appreciation of our stockholders’ investment in the then issued and outstanding common stock.  However, there is no assurance that the Company will be able to successfully consummate an acquisition or merger with a private operating company or, if successful, that any acquisition or merger will result in the appreciation of our stockholders’ investment in the then outstanding common stock.

The Company remains dependent upon additional external sources of financing; including being dependent upon its management and/or significant stockholders to provide sufficient working capital in excess of the Company’s initial capitalization to preserve the integrity of the corporate entity.

The Company anticipates offering future sales of equity securities.  However, there is no assurance that the Company will be able to obtain additional funding through the sales of additional equity securities or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company.

The Company’s certificate of incorporation authorizes the issuance of up to 2,000,000 shares of preferred stock and 25,000,000 shares of common stock.  The Company’s ability to issue preferred stock may limit the Company’s ability to obtain debt or equity financing as well as impede potential takeover of the Company, which takeover may be in the best interest of stockholders.  The Company’s ability to issue these authorized but unissued securities may also negatively impact our ability to raise additional capital through the sale of our debt or equity securities.

It is the intent of management and significant stockholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity.  However, no formal commitments or arrangements to advance or loan funds to the Company or repay any such advances or loans exist.  There is no legal obligation for either management or significant stockholders to provide additional future funding.

In such a restricted cash flow scenario, the Company would be unable to complete its business plan steps, and would, instead, delay all cash intensive activities.  Without necessary cash flow, the Company may become dormant during the next twelve months, or until such time as necessary funds could be raised in the equity securities market.

While the Company is of the opinion that good faith estimates of the Company’s ability to secure additional capital in the future to reach its goals have been made, there is no guarantee that the Company will receive sufficient funding to sustain operations or implement any future business plan steps.

Note E - Summary of Significant Accounting Policies

1.	Cash and cash equivalents

The Company considers all cash on hand and in banks, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

2.	Trademark and movie rights

Trademarks and movie rights consist of certain intangible properties and broadcast rights to various licensed video libraries maintained by a former key customer of the Company.  These intangible assets were valued at the estimated fair market value on December 19, 2003.

In accordance with the appropriate principles for accounting for long-lived assets, the Company follows the policy of evaluating all property and equipment as of the end of each reporting quarter.  At December 31, 2003, pursuant to the requirements of the applicable accounting standard, management recorded an impairment for the future recoverability of these assets of approximately $15,000.

ReDirect, Inc.
(a development stage company)
Notes to Financial Statements - Continued
December 31, 2008 and 2007

Note E - Summary of Significant Accounting Policies - Continued

3.	Reorganization costs

The Company has adopted the provisions of provisions required by the Start-Up Activities topic of the FASB Accounting Standards Codification whereby all costs incurred with the incorporation and reorganization of the Company were charged to operations as incurred.

4.	Income taxes

The Company files income tax returns in the United States of America and may file, as applicable and appropriate, various state(s).  With few exceptions, the Company is no longer subject to U.S. federal, state and local, as applicable, income tax examinations by regulatory taxing authorities for years before 2005.  The Company does not anticipate any examinations of returns filed since 2005.

The Company uses the asset and liability method of accounting for income taxes.  At December 31, 2008 and 2007, respectively, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences.  Temporary differences generally represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals.

The Company has adopted the provisions required by the Income Taxes topic of the FASB Accounting Standards Codification.  The Codification Topic requires the recognition of potential liabilities as a result of management’s acceptance of potentially uncertain positions for income tax treatment on a “more-likely-than-not” probability of an assessment upon examination by a respective taxing authority.  As a result of the implementation of Codification’s Income Tax Topic, the Company did not incur any liability for unrecognized tax benefits.

5.	Income (Loss) per share

Basic earnings (loss) per share is computed by dividing the net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the respective period presented in our accompanying financial statements.

Fully diluted earnings (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of common stock equivalents (primarily outstanding options and warrants).

Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company’s net income (loss) position at the calculation date.

As of December 31, 2008 and 2007, and subsequent thereto, the Company had no outstanding stock warrants, options or convertible securities which could be considered as dilutive for purposes of the loss per share calculation.

6.	Pending and/or New Accounting Pronouncements

The Company is of the opinion that any pending accounting pronouncements, either in the adoption phase or not yet required to be adopted, will not have a significant impact on the Company's financial position or results of operations.

ReDirect, Inc.
(a development stage company)
Notes to Financial Statements - Continued
December 31, 2008 and 2007

Note F - Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Interest rate risk is the risk that the Company’s earnings are subject to fluctuations in interest rates on either investments or on debt and is fully dependent upon the volatility of these rates.  The Company does not use derivative instruments to moderate its exposure to interest rate risk, if any.

Financial risk is the risk that the Company’s earnings are subject to fluctuations in interest rates or foreign exchange rates and are fully dependent upon the volatility of these rates.  The Company does not use derivative instruments to moderate its exposure to financial risk, if any.

Note G - Trademarks and Broadcast Rights

Pursuant to the Plan of Reorganization, the Company retained the post-bankruptcy broadcast rights and a trademark used for a C-Band network.

During 2001, as a partial payment to the Company for outstanding indebtness owed to the Company by Emerald Media, Inc. (EMI), EMI assigned its broadcast rights in approximately 3,000-4,000 movies from various licensors.  Pursuant to the Plan, these rights were affirmed and assigned to the post-bankruptcy operations of the Company.

In periods preceding the bankruptcy action, the Company operated a C-Band satellite network for the distribution of various licensed movie properties.  This C-Band network was marketed using the trademarked name “SXTV”.  Pursuant to the plan, the rights to this trademark were affirmed and assigned to the post-bankruptcy operations of the Company.

These assets were collectively valued at the estimated value of approximately $15,000 on the date of the bankruptcy settlement.  The Company follows the policy of evaluating all property and equipment as of the end of each reporting quarter, in accordance with the requirements of the Property, Plant and Equipment topic of the FASB Accounting Standards Codification.  At December 31, 2003, pursuant to the requirements of this accounting standard, management recorded an impairment for the future recoverability of these assets of approximately $15,000.

Note H - Working Capital Advances from Controlling Shareholders

On October 6, 2008, the Bankruptcy Court approved the provision for certain controlling stockholders to provide outside funds as necessary to support the corporate entity and comply with the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.  To this end, certain controlling stockholders have agreed to lend the Company at a Court approved interest rate of 15.0% per annum.  Through December 31, 2008 and 2007, respectively, these stockholders have advanced approximately $10,000 and $-0- under this agreement.  These advances are due upon demand and no demand has been made for payment.

(Remainder of this page left blank intentionally)

ReDirect, Inc.
(a development stage company)
Notes to Financial Statements - Continued
December 31, 2008 and 2007

Note I - Income Taxes

The components of income tax (benefit) expense for each of the years ended December 31, 2008 and 2007 and for the period from December 19, 2003 (date of bankruptcy settlement) through December 31, 2008 is as follows:

	Year ended December 31, 2008	Year ended December 31, 2007	Period from December 19, 2003 (date of bankruptcy settlement) through December 31, 2008
Federal:
Current	$-	$-	$-
Deferred	-	-	-
	-	-	-
State:
Current	-	-	-
Deferred	-	-	-
	-	-	-
Total	$-	$-	$-

As of December 31, 2008, the Company had a net operating loss carryforward of approximately $26,100 to offset future taxable income.  The amount and availability of any net operating loss carryforwards will be subject to the limitations set forth in the Internal Revenue Code.  Such factors as the number of shares ultimately issued within a three year look-back period; whether there is a deemed more than 50 percent change in control; the applicable long-term tax exempt bond rate; continuity of historical business; and subsequent income of the Company all enter into the annual computation of allowable annual utilization of any net operating loss carryforward(s).

The Company's income tax expense for the period from August 1, 2007 (date of bankruptcy settlement) through December 31, 2007 is as follows:

	Yearended December 31, 2008	Year ended December 31, 2007	Period from December 19, 2003 (date of bankruptcy settlement) through December 31, 2008
Statutory rate applied to income before income taxes	$(7,000)	$-	$(14,000)
Increase (decrease) in income taxes resulting from:
State income taxes	-	-	-
Impairment of long-lived assets	-	-	5,100
Other, including reserve for deferred tax asset
and application of net operating loss carryforward	7,000	-	8,900
Income tax expense	$-	$-	$-

Temporary differences consisting primarily of the prospective usage of net operating loss carryforwards and the impairment of long-lived assets give rise to deferred tax assets and liabilities as of December 31, 2008 and 2007, respectively:

	December 31, 2008	December 31, 2007
Deferred tax assets
Net operating loss carryforwards	$8,900	$1,900
Impairment of long-lived assets	5,100	5,100
Less valuation allowance	(14,000)	(7,000)
Net Deferred Tax Asset	$-	$-

ReDirect, Inc.
(a development stage company)
Notes to Financial Statements - Continued
December 31, 2008 and 2007

Note I - Income Taxes

During each of the years ended December 31, 2008 and 2007, respectively, the valuation allowance against the deferred tax asset increased by approximately $7,000 and $-0-.

Note J - Capital Stock Transactions

Pursuant to the Plan affirmed by the Bankruptcy Court in 2003, the Company was to issue a sufficient number of Plan shares to meet the requirements of the Plan.  Such number was estimated in the Plan to be approximately 2,000,000 Plan Shares relative to each Post Confirmation Debtor.

Based upon the calculations provided by the Creditor’s Trustee, the Company issued an aggregate 2,000,010 shares of the Company’s “new” common stock to all unsecured creditors, including the controlling stockholders, in settlement of all unpaid pre-confirmation obligations of the Company and/or the bankruptcy trust.

ReDirect, Inc.
(a development stage company)
Balance Sheets
September 30, 2009 and December 31, 2008

ASSETS	September 30, 2009	December 31, 2008
Current Assets
Cash on hand and in bank	$4,536	$-
Cash held in attorney trust account	3,012	1,208
Total Current Assets	7,548	1,208
Other Assets
Trademark and broadcast rights	-	-
Total Assets	$7,548	$1,208
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable - trade	$10,718	$11,106
Other accrued liabilities	3,486	1,191
Working capital advances from controlling stockholders	25,303	10,000
Total Liabilities	39,507	22,297

Commitments and Contingencies
Stockholders' Equity (Deficit)
Preferred stock - $0.01 par value 2,000,000 shares authorized. None issued and outstanding	-	-
Common stock - $0.01 par value. 25,000,000 shares authorized. 2,000,010 shares issued and outstanding	20,000	20,000
Additional paid-in capital	-	-
Deficit accumulated during the development stage	(51,959)	(41,089)
Total Stockholders' Equity (Deficit)	(31,959)	(449)
Total Liabilities and Stockholders’ Equity (Deficit)	$7,548	$-

The accompanying notes are an integral part of these financial statements.

ReDirect, Inc.
(a development stage company)
Statement of Operations and Comprehensive Loss
Nine and Three months ended September 30, 2009 and 2008 and
Period from December 19, 2003 (date of bankruptcy settlement) through September 30, 2009

	Nine months ended September 30, 2009	Nine months ended September 30, 2008	Three months ended September 30, 2009	Three months ended September 30, 2008	Period from December 19, 2003 (date of bankruptcy settlement)through September 30, 3009
Revenues	$-	$-	$-	$-	$-
Operating Expenses
Reorganization costs	-	2,408	-	-	2,408
Professional fees	7,725	13,525	1,500	-	21,250
Other general and administrative costs	928	3,606	594	887	9,982
Total Operating Expenses	8,653	19,539	2,094	887	33,640
Loss from operations	(8,653)	(19,539)	(2,094)	(887)	(33,640)
Other Expenses
Interest expense	(2,217)	(1,101)	(850)	(378)	(3,319)
Impairment of trademark and broadcast rights	-	-	-	-	(15,000)
Loss before provision for income taxes	(10,870)	(20,640)	(2,944)	(1,265)	(51,959)
Provision for income taxes	-	-	-	-	-
Net loss	(10,870)	(20,640)	(2,944)	(1,265)	(51,959)
Other comprehensive income	-	-	-	-	-
Comprehensive loss	$(10,870)	$(20,640)	$(2,944)	$(1,265)	$(51,959)
Loss per weighted-average share of common stock outstanding, computed on net loss - basic and fully diluted	$(0.01)	$(0.02)	$(0.00)	$(0.00)	$(0.03)
Weighted-average number of shares of common stock outstanding - basic and fully diluted	2,000,010	2,000,010	2,000,010	2,000,010	2,000,010

The accompanying notes are an integral part of these financial statements.

ReDirect, Inc.
(a development stage company)
Statement of Cash Flows
Nine months ended September 30, 2009 and 2008 and
Period from December 19, 2003 (date of bankruptcy settlement) through September 30, 2009

	Nine months ended September 31, 2009	Nine months ended September 31, 2008	Period from December 19, 2003 (date of bankruptcy settlement) through September 31, 2009
Cash Flows from Operating Activities
Net loss for the period	$(10,870)	$(20,640)	$(51,959)
Adjustments to reconcile net loss to net cash provided by operating activities
Impairment of trademark and broadcast rights	-	-	15,000
Increase (Decrease) in
Accounts payable-trade	(388)	11,106	10,718
Other accrued liabilities	2,295	741	3,486
Net cash used in operating activities	(8,963)	(8,793)	(22,755)
Cash Flows from Investing Activities	-	-	-
Cash Flows from Financing Activities
Cash funded from bankruptcy trust	-	-	5,000
Working capital advances from majority stockholder	15,303	10,000	25,303
Cash retained in attorney trust account	(1,804)	(1,207)	(3,012)
Net cash provided by financing activities	13,499	8,793	27,291
Increase in Cash	4,536	-	4,536
Cash at beginning of period	-	-	-
Cash at end of period	$4,536	$-	$4,536
Supplemental Disclosure of Interest and Income Taxes Paid
Interest paid during the period	$-	$-	$-
Income taxes paid during the period	$-	$-	$-
Supplemental Disclosure of Non-Cash
Investing and Financing Activities
Acquisition of trademarks and movie rights at bankruptcy settlement	$-	$-	$15,000

The accompanying notes are an integral part of these financial statements.

ReDirect, Inc.
(a development stage company)
Notes to Financial Statements
September 30, 2009 and 2008

Note A - Background and Description of Business

ReDirect, Inc. (Company) was incorporated on July 20, 1998 in accordance with the Laws of the State of Delaware as Directrix, Inc.

The Company’s emergence from Chapter 11 of Title 11 of the United States Code on December 19, 2003 created the combination of a change in majority ownership and voting control - that is, loss of control by the then-existing stockholders, a court-approved reorganization, and a reliable measure of the entity’s fair value - resulting in a fresh start, creating, in substance, a new reporting entity.  Accordingly, the Company, post bankruptcy, has no significant assets, liabilities or operating activities.  Therefore, the Company, as a new reporting entity, qualifies as a “development stage enterprise” as defined in the Reorganization topic of the FASB Accounting Standards Codification and as a shell company as defined in Rule 405 under the Securities Act of 1933, (Securities Act), and Rule 12b-2 under the Securities Exchange Act of 1934, (Exchange Act).

In accordance with the confirmed plan of reorganization, our current business plan is to seek to identify a privately-held operating company desiring to become a publicly held company by merging with the Company through a reverse merger or acquisition.

Note B - Bankruptcy Action

On May 31, 2002, the Company filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code.  All assets, liabilities and other claims against the Company were combined for the purpose of distribution of funds to creditors.  From the commencement of the bankruptcy proceedings through December 19, 2003 (the effective date of the plan of reorganization), all secured claims and/or administrative claims during this period were satisfied through either direct payment or negotiation.

The Debtor’s Modified Plan of Reorganization  (the Plan) as presented by the Company was approved by the United States Bankruptcy Court, Southern District of New York (Court) on December 19, 2003.  The Plan provided that upon approval of the Plan by the Court that certain settlement provisions would be effective.  These provisions included the establishment of a liquidating trust and provided that certain identified claimants as well as unsecured creditors, in accordance with the allocation provisions of the Plan, including the Company’s new controlling stockholders, would receive “new” shares of the Company’s post-reorganization common stock, pursuant to Section 1145(a) of the Bankruptcy Code and Section 3(a)(7) of the Securities Act of 1933, as amended, which would be physically issued upon the ultimate resolution of the Playboy Litigation (as defined in the Plan).  The liquidating trust was not affiliated with the Company’s predecessor or any of the Company’s principals; but, was established and administered by the Bankruptcy Court for ease of creditor administration and in view of the uncertainty of precisely how long it would take to reach an ultimate settlement of the Playboy litigation.  The Court administering the bankruptcy proceedings retained control of the liquidating trust through the 2007 settlement of the Playboy Litigation.  On March 5, 2008 and October 6, 2008, respectively, after settlement of the Playboy Litigation, the Bankruptcy Court issued separate Orders Authorizing Distribution to 1) distribute cash of approximately $1,644,000 to Predecessor’s “Debtor-in-Possession” lenders and approximately $21,000 (representing the balance of the liquidating trust’s assets) to satisfy administrative claims and distributions to the Predecessor’s unsecured creditors and 2) to release 2,000,010 shares of the Company’s common stock, which was previously approved to be issued on December 19, 2003, to approximately 8 secured and approximately 133 unsecured creditors of the Predecessor.  This action effectively terminated the liquidating trust and closed the bankruptcy action.

As a result of the Plan’s approval, all liens, security interests, encumbrances and other interests, as defined in the Plan of Reorganization, attach to the creditor’s trust.  Specific injunctions prohibit any of these claims from being asserted against the Company.

ReDirect, Inc.
(a development stage company)
Notes to Financial Statements - Continued
September 30, 2009 and 2008

Note B - Bankruptcy Action - Continued

The cancellation of all existing shares at the date of the bankruptcy filing and the issuance of “new” shares of the reorganized entity caused an issuance of shares of common stock and a related change of control of the Company with more than 50.0% of the “new” shares being held by persons and/or entities which were not pre-bankruptcy stockholders.  Accordingly, per American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, the Company adopted “fresh-start” accounting as of the bankruptcy discharge date whereby all continuing assets and liabilities of the Company were restated to the fair market value.  As of December 19, 2003, by virtue of the Plan, the only assets of the Company was approximately $5,000 in cash due from the Bankruptcy Estate, certain broadcast rights owned and controlled by a former creditor of the Company and SXTV®, a registered mark owned by the Company, pre-bankruptcy, that was used as the name of a C-Band network.

Note C - Preparation of Financial Statements

Pursuant to the Reorganization topic of the FASB Accounting Standards Codification, the Company adopted “fresh-start” accounting as of the bankruptcy discharge date whereby all continuing assets and liabilities of the Company were restated to the fair market value.  The Reorganization topic further states that fresh start financial statements prepared by entities emerging from bankruptcy will not be comparable with those prepared before their plans were confirmed because they are, in fact, those of a new entity.

The Company follows the accrual basis of accounting in accordance with generally accepted accounting principles and has established a year-end for accounting purposes of December 31.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud.  The Company’s system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

Note D - Going Concern Uncertainty

The Company has no post-bankruptcy operating history, no cash on hand, no assets and has a business plan with inherent risk.  Because of these factors, the Company’s auditors have issued an audit opinion on the Company’s financial statements which includes a statement describing our going concern status.  This means, in the auditor’s opinion, substantial doubt about our ability to continue as a going concern exists at the date of their opinion.

The Company’s majority stockholders  maintain the corporate status of the Company and have provided all nominal working capital support on the Company's behalf since the bankruptcy discharge date.  Because of the Company's lack of operating assets, its continuance is fully dependent upon the majority stockholder's continuing support.  The majority stockholders intend to continue the funding of nominal necessary expenses to sustain the corporate entity.

The Company's continued existence is dependent upon its ability to generate sufficient cash flows from operations to support its daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis.  Further, the Company faces considerable risk in it’s business plan and a potential shortfall of funding due to our inability to raise capital in the equity securities market.  If no additional operating capital is received during the next twelve months, the Company will be forced to rely on existing cash in the bank and additional funds loaned by management and/or significant stockholders.

ReDirect, Inc.
(a development stage company)
Notes to Financial Statements - Continued
September 30, 2009 and 2008

Note D - Going Concern Uncertainty - Continued

The Company’s business plan is to seek an acquisition or merger with a private operating company which offers an opportunity for growth and possible appreciation of our stockholders’ investment in the then issued and outstanding common stock.  However, there is no assurance that the Company will be able to successfully consummate an acquisition or merger with a private operating company or, if successful, that any acquisition or merger will result in the appreciation of our stockholders’ investment in the then outstanding common stock.

The Company remains dependent upon additional external sources of financing; including being dependent upon its management and/or significant stockholders to provide sufficient working capital in excess of the Company’s initial capitalization to preserve the integrity of the corporate entity.

The Company anticipates offering future sales of equity securities.  However, there is no assurance that the Company will be able to obtain additional funding through the sales of additional equity securities or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company.

The Company’s certificate of incorporation authorizes the issuance of up to 2,000,000 shares of preferred stock and 25,000,000 shares of common stock.  The Company’s ability to issue preferred stock may limit the Company’s ability to obtain debt or equity financing as well as impede potential takeover of the Company, which takeover may be in the best interest of stockholders.  The Company’s ability to issue these authorized but unissued securities may also negatively impact our ability to raise additional capital through the sale of our debt or equity securities.

It is the intent of management and significant stockholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity.  However, no formal commitments or arrangements to advance or loan funds to the Company or repay any such advances or loans exist.  There is no legal obligation for either management or significant stockholders to provide additional future funding.

In such a restricted cash flow scenario, the Company would be unable to complete its business plan steps, and would, instead, delay all cash intensive activities.  Without necessary cash flow, the Company may become dormant during the next twelve months, or until such time as necessary funds could be raised in the equity securities market.

While the Company is of the opinion that good faith estimates of the Company’s ability to secure additional capital in the future to reach its goals have been made, there is no guarantee that the Company will receive sufficient funding to sustain operations or implement any future business plan steps.

Note E - Summary of Significant Accounting Policies

1.	Cash and cash equivalents

The Company considers all cash on hand and in banks, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

2.	Trademark and movie rights

Trademarks and movie rights consist of certain intangible properties and broadcast rights to various licensed video libraries maintained by a former key customer of the Company.  These intangible assets were valued at the estimated fair market value on December 19, 2003.

In accordance with the appropriate principles for accounting for long-lived assets, the Company follows the policy of evaluating all property and equipment as of the end of each reporting quarter.  At December 31, 2003, pursuant to the requirements of the applicable accounting standard, management recorded an impairment for the future recoverability of these assets of approximately $15,000.

ReDirect, Inc.
(a development stage company)
Notes to Financial Statements - Continued
September 30, 2009 and 2008

Note E - Summary of Significant Accounting Policies - Continued

3.	Reorganization costs

The Company has adopted the provisions of provisions required by the Start-Up Activities topic of the FASB Accounting Standards Codification whereby all costs incurred with the incorporation and reorganization of the Company were charged to operations as incurred.

4.	Income taxes

The Company files income tax returns in the United States of America and may file, as applicable and appropriate, various state(s).  With few exceptions, the Company is no longer subject to U.S. federal, state and local, as applicable, income tax examinations by regulatory taxing authorities for years before 2005.  The Company does not anticipate any examinations of returns filed since 2005.

The Company uses the asset and liability method of accounting for income taxes.  At September 30, 2009 and 2008, respectively, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences.  Temporary differences generally represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals.

The Company has adopted the provisions required by the Income Taxes topic of the FASB Accounting Standards Codification.  The Codification Topic requires the recognition of potential liabilities as a result of management’s acceptance of potentially uncertain positions for income tax treatment on a “more-likely-than-not” probability of an assessment upon examination by a respective taxing authority.  As a result of the implementation of Codification’s Income Tax Topic, the Company did not incur any liability for unrecognized tax benefits.

5.	Income (Loss) per share

Basic earnings (loss) per share is computed by dividing the net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the respective period presented in our accompanying financial statements.

Fully diluted earnings (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of common stock equivalents (primarily outstanding options and warrants).

Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company’s net income (loss) position at the calculation date.

As of September 30, 2009 and 2008, and subsequent thereto, the Company had no outstanding stock warrants, options or convertible securities which could be considered as dilutive for purposes of the loss per share calculation.

6.	Pending and/or New Accounting Pronouncements

The Company is of the opinion that any pending accounting pronouncements, either in the adoption phase or not yet required to be adopted, will not have a significant impact on the Company's financial position or results of operations.

ReDirect, Inc.
(a development stage company)
Notes to Financial Statements - Continued
September 30, 2009 and 2008

Note F - Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Interest rate risk is the risk that the Company’s earnings are subject to fluctuations in interest rates on either investments or on debt and is fully dependent upon the volatility of these rates.  The Company does not use derivative instruments to moderate its exposure to interest rate risk, if any.

Financial risk is the risk that the Company’s earnings are subject to fluctuations in interest rates or foreign exchange rates and are fully dependent upon the volatility of these rates.  The Company does not use derivative instruments to moderate its exposure to financial risk, if any.

Note G - Trademarks and Broadcast Rights

Pursuant to the Plan of Reorganization, the Company retained the post-bankruptcy broadcast rights and a trademark used for a C-Band network.

During 2001, as a partial payment to the Company for outstanding indebtness owed to the Company by Emerald Media, Inc. (EMI), EMI assigned its broadcast rights in approximately 3,000-4,000 movies from various licensors.  Pursuant to the Plan, these rights were affirmed and assigned to the post-bankruptcy operations of the Company.

In periods preceding the bankruptcy action, the Company operated a C-Band satellite network for the distribution of various licensed movie properties.  This C-Band network was marketed using the trademarked name “SXTV”.  Pursuant to the plan, the rights to this trademark were affirmed and assigned to the post-bankruptcy operations of the Company.

These assets were collectively valued at the estimated value of approximately $15,000 on the date of the bankruptcy settlement.  The Company follows the policy of evaluating all property and equipment as of the end of each reporting quarter, in accordance with the requirements of the Property, Plant and Equipment topic of the FASB Accounting Standards Codification.  At December 31, 2003, pursuant to the requirements of this accounting standard, management recorded an impairment for the future recoverability of these assets of approximately $15,000.

Note H - Working Capital Advances from Controlling Shareholders

On October 6, 2008, the Bankruptcy Court approved the provision for certain controlling stockholders to provide outside funds as necessary to support the corporate entity and comply with the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.  To this end, certain controlling stockholders have agreed to lend the Company at a Court approved interest rate of 15.0% per annum.  Through September 30, 2009 and December 31, 2008, respectively, these stockholders have advanced approximately $25,303 and $10,000 under this agreement.  These advances are due upon demand and no demand has been made for payment.

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ReDirect, Inc.
(a development stage company)
Notes to Financial Statements - Continued
September 30, 2009 and 2008

Note I - Income Taxes

The components of income tax (benefit) expense for each of the nine month periods ended September 30, 2009 and 2008 and for the period from December 19, 2003 (date of bankruptcy settlement) through September 30, 2009 is as follows:

	Nine months ended September 30, 2009	Nine months ended September 30, 2008	Period from December 19, 2003 (date of bankruptcy settlement) through September 30, 2009
Federal:
Current	$-	$-	$-
Deferred	-	-	-
	-	-	-
State:
Current	-	-	-
Deferred	-	-	-

Total	$-	$-	$-

As of September 30, 2009, the Company had a net operating loss carryforward of approximately $52,000 to offset future taxable income.  The amount and availability of any net operating loss carryforwards will be subject to the limitations set forth in the Internal Revenue Code.  Such factors as the number of shares ultimately issued within a three year look-back period; whether there is a deemed more than 50 percent change in control; the applicable long-term tax exempt bond rate; continuity of historical business; and subsequent income of the Company all enter into the annual computation of allowable annual utilization of any net operating loss carryforward(s).

The Company's income tax expense (benefit) for each of the nine month periods ended September 30, 2009 and 2008 and for the period from August 1, 2007(date of bankruptcy settlement) through September 30, 2009 differed from the statutory rate of 34% as follows:

	Nine months ended September 30, 2009	Nine months ended September 30, 2008	Period from December 19, 2003 (date of bankruptcy settlement) through September 30, 2009
Statutory rate applied to income before income taxes	$(3,700)	$(7,000)	$(18,000)
Increase (decrease) in income
taxes resulting from:
State income taxes	-	-	-
Impairment of long-lived assets	-	-	5,100
Other, including reserve for deferred tax asset and application of net operating loss carryforward	3,700	7,000	12,900
Income tax expense	$-	$-	$-

ReDirect, Inc.
(a development stage company)
Notes to Financial Statements - Continued
September 30, 2009 and 2008

Note I - Income Taxes - Continued

Temporary differences consisting primarily of the prospective usage of net operating loss carryforwards and the impairment of long-lived assets give rise to deferred tax assets and liabilities as of September 30, 2009 and December 31, 2008, respectively:

	September 30, 2009	December 31, 2008
Deferred tax assets	$12,900	$8,900
Net operating loss carryforwards
Impairment of long-lived assets	5,100	5,100
Less valuation allowance	(18,000)	(14,000)
Net Deferred Tax Asset	$-	$-

During the nine month period ended September 30, 2009 and the year ended December 31, 2008, the valuation allowance against the deferred tax asset increased by approximately $4,000 and $7,000, respectively.

Note J - Capital Stock Transactions

Pursuant to the Plan affirmed by the Bankruptcy Court in 2003, the Company was to issue a sufficient number of Plan shares to meet the requirements of the Plan.  Such number was estimated in the Plan to be approximately 2,000,000 Plan Shares relative to each Post Confirmation Debtor.

Based upon the calculations provided by the Creditor’s Trustee, the Company issued an aggregate 2,000,010 shares of the Company’s “new” common stock to all unsecured creditors, including the controlling stockholders, in settlement of all unpaid pre-confirmation obligations of the Company and/or the bankruptcy trust.

Note K - Subsequent Events

Management has evaluated all activity of the Company through December 24, 2009 (the issue date of the financial statements) and concluded that no subsequent events, other than as disclosed above, have occurred that would require recognition in the financial statements or disclosure in the notes to financial statements.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

(a)     See the index to financial statements on page F-1 hereof.

(b)     Exhibits.  The documents list below are filed as exhibits to this Regis-tration Statement.

SIGNATURES

In accordance with Section 12 of the Exchange Act, the Company caused this Pre-Effective Amendment No.  2 to this Form 10 Registration Statement under the Securities Exchange Act of 1934 to be signed on its behalf by the undersigned, thereunto duly authorized.

REDIRECT, INC.

Date: January 11, 2010	By:	/s/ J. Roger Faherty
J. Roger Faherty, President, Secretary, Chief Executive Officer and Chief Financial Officer

Exhibit	Description of Exhibit

* 2.1	Debtor’s Modified Chapter 11 Plan Proposed by Company, In the United States Bankruptcy Court, Southern District of New York, In Re: Directrix, Inc., Case No. 12681, dated December 9, 2003.

* 2.2	Disclosure Statement Accompanying Amended Plan of the Company.

* 2.3	Order Approving $1.8MM Settlement of Playboy Adversary Litigation.

* 2.4	Order Confirming Debtor’s Modified Chapter 11 Plan, dated July 16, 2008, including Cash Distribution.

* 2.5	Order Approving Stock Distribution to Creditors Dated October 6, 2008.

* 3.1	Articles of Incorporation of the Company.

* 3.2	Certificate of Renewal of the Company.

* 3.3	Amendment to Articles of Incorporation of the Company re Name Change to ReDirect, Inc.

* 3.4	Bylaws of the Company,

* 4.1	Form of common stock certificate.

*In original July 14, 2009 Form 10 filing and not filed herewith.